                                                                File No. 69-333






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM U-3A-2


              STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE PUBLIC UTILITY
                           HOLDING COMPANY ACT OF 1935

                      -------------------------------------

                      TO BE FILED ANNUALLY PRIOR TO MARCH 1
                      -------------------------------------



                             CMS ENERGY CORPORATION

                                (Name of Company)


         hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:




         February 27, 1998

         1. NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.
                  ------------------------------------------------------

                  (A) CMS ENERGY CORPORATION ("CMS ENERGY") WAS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF MICHIGAN IN 1987. CMS ENERGY IS A $4.8 BILLION (SALES) ENERGY COMPANY WITH SUBSIDIARIES ENGAGED IN ELECTRIC UTILITY OPERATIONS, GAS UTILITY OPERATIONS, OIL AND GAS EXPLORATION AND PRODUCTION, THE ACQUISITION, DEVELOPMENT AND OPERATION OF INDEPENDENT POWER PRODUCTION FACILITIES, ENERGY MARKETING AND THE TRANSPORTATION, STORAGE AND MARKETING OF NATURAL GAS.

                  CMS Energy has three direct subsidiaries. The name, state of organization and nature of business of CMS Energy's direct subsidiaries are described below.

                  CMS ENTERPRISES COMPANY

                           A Michigan corporation which owns subsidiaries engaged in the development, acquisition and management of energy-related businesses and projects worldwide.

                  CMS ENERGY FINANCE CORPORATION

                           A Michigan corporation originally formed to be a limited partner in a limited partnership that was to purchase indebtedness issued by CMS Energy
                           Corporation.  (Inactive)

                  CONSUMERS ENERGY COMPANY

                           A Michigan corporation engaged in the generation, purchase, transmission, distribution and sale of electricity, and in the purchase, storage, transmission, distribution and sale of natural gas, in the Lower Peninsula of the State of Michigan.


                  (B) CMS ENTERPRISES COMPANY HAS 12 DIRECT SUBSIDIARIES. THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF EACH SUBSIDIARY AND THEIR SUBSIDIARIES ARE DESCRIBED BELOW:

                  CMS CAPITAL CORP.
                           A Michigan corporation formed to assist in securing financing for CMS Energy Corporation and its subsidiaries. CMS Capital Corp. has one subsidiary:

                           CMS Capital Financial Services, Inc.
                                    A Michigan corporation formed for the
                                    purpose of making loans to parties in
                                    connection with the purchase of goods
                                    or services marketed by affiliates of
                                    CMS Capital Financial Services, Inc.

                  CMS COMERCIALIZADORA DE ENERGIA S.A. (99%)
                           An Argentine company engaged in gas and
                           electric marketing operations in Argentina.

                  CMS ELECTRIC AND GAS COMPANY
                           A Michigan corporation involved in purchasing, investing and/or operating international gas and electric distribution systems worldwide. CMS Electric and Gas Company has three subsidiaries:

                           CMS Brazil Energia Ltda., (99%)
                               A Brazil company involved in investing in gas and electric distribution systems in Brazil.
                           CMS Entre Rios Distribution Company
                               A Michigan corporation involved in
                               investing in gas and electric distribution systems in Argentina.
                           Inversora en Distribucion de Entre Rios S.A. (40%)
                              An Argentine company involved in investing in electric distribution facilities.

                  CMS      ENERGY ASIA PRIVATE LIMITED
                           A Singapore corporation distribution of electricity in Asia and the Pacific Rim.

                      CMS GAS TRANSMISSION AND STORAGE COMPANY
                           A Michigan corporation organized to engage in the transmission, storage and processing of natural gas. CMS Gas Transmission and Storage Company has 11 direct subsidiaries:

                           Cherokee Gas Processing, L.L.C. (82% member)
                               An Oklahoma limited liability company formed to acquire the Lucien gathering system located near Enid, Oklahoma.
                           CMS Antrim Gas Company
                               A Michigan corporation formed to design, construct and operate the Central Carbon Dioxide Removal Plant in Otsego County, Michigan.
                           CMS Gas Argentina Company
                               A Cayman Islands company with an equity interest in Transportadora de Gas del Norte S.A., an Argentine company, which provides natural gas transmission services to the northern and central parts of Argentina.
                               - Transportadora de Gas del Norte
                                 S.A.(TGN), an Argentine company (25%).

                           CMS Gas Transmission del Sur Company
                               A Cayman Islands company which owns 99% of
                               Compania de Inversiones CMS Energy - Chile
                               Limitada, a Chilean limited liability company, which is an owner in a pipeline and power generation project located in Northern Chile and Northern Argentina and 50% of Gasoducto
                               Cuenca Noroeste Limitada.
                               -   Compania de Inversiones CMS Energy Chile
                                   Limitada , a Chile company (99%).
                                   -   Administradora Proyecto Atacama S.A.
                                       (50%)
                                   -   Gasoducto Atacama Compania
                                       Limitada (50%)
                                   -   Nor Oeste Pacifico Generacion de Energia
                                       Limitada (50%)
                               -   CMS Gas Transmission of Australia
                                   Holdings Company
                               -   CMS Gas Transmission of Australia
                                   -   CMS Gas Transmission of Australia
                                       Trust
                               -   Gasoducto Cuenca Noroeste Limitada (50%)
                               -   ENERGEX CO (24%)
                           CMS Grands Lacs Holding Company
                               A Michigan corporation involved as a General
                               Partner in the Grands Lacs Limited Partnership, a Michigan limited partnership.
                           CMS Jackson Pipeline Company
                               A Michigan corporation involved as a General
                               Partner in Jackson Pipeline Company, a
                               Michigan general partnership.
                           CMS Marysville Gas Liquids Company
                               A Michigan corporation formed to acquire interests in Marysville Fractionation Partnership and in St. Clair Underground
                               Storage Partnership.
                           CMS Saginaw Bay Company
                               A Michigan corporation involved as a General
                               Partner in the Saginaw Bay Area Limited
                               Partnership, a Michigan limited partnership.
                           CMS Saginaw Bay Lateral Company
                               A Michigan corporation involved as a
                               Limited Partner in the Saginaw Bay Lateral
                               Limited Partnership, a Michigan limited
                               partnership.
                           Nitrotec Corporation (50%)
                               A Delaware corporation formed to invest in plants that extract helium from natural gas.
                           Petal Gas Storage Company
                               A Delaware corporation providing a high
                               deliverability "peaking" natural gas
                               storage cavern with a capacity of 3.2
                               billion cubic feet of natural gas.
                  CMS GENERATION CO.
                           A Michigan corporation engaged in the development of and investment in cogeneration and other independent power generation projects both domestic and foreign and has 31 direct subsidiaries:

                           CMS Centrales Termicas S.A. (99%)
                                    An Argentine company.
                           CMS Generation Altoona Company
                               A Michigan corporation involved as a
                               General Partner in the Altoona Cogeneration
                               Partners Limited Partnership which was
                               formed to develop, construct, own, operate and maintain a bituminous coal, bituminous coal waste or other solid fuel-burning facility. (Inactive)

                           CMS Generation Chateaugay Company
                               A Michigan corporation involved as a
                               General Partner in KES Chateaugay, L.P., a
                               limited partnership which is involved in
                               the ownership and peration of a 17 megawatt
                               (net) wood-fired power plant near
                               Chateaugay, New York.
                           CMS Generation Filer City, Inc.
                               A Michigan corporation involved as a
                               General Partner in the T.E.S. Filer City
                               Station Limited Partnership, a limited
                               partnership which is the owner of the 54
                               megawatt (net) wood chip and coal-fired
                               electric generating station in Filer City,
                               Michigan.
                           CMS Generation Filer City Operating Company
                               A Michigan corporation formed to operate a
                               coal and wood waste-fueled power plant near
                               Filer City, Michigan owned by the T.E.S.
                               Filer City Station Limited Partnership.
                           CMS Generation Genesee Company
                               A Michigan corporation involved as a
                               General Partner in the Genesee Power
                               Station Limited Partnership which owns and
                               operates a 35 megawatt (net) waste
                               wood-fired electric generating facility
                               located in Genesee County, Michigan.
                           CMS Generation GP Company
                               A Michigan corporation involved as a
                               General Partner in the development of
                               various cogeneration projects.
                           CMS Generation Grayling Company
                               A Michigan corporation involved as a
                               General Partner in Grayling Generating
                               Station Limited Partnership which owns a 36
                               megawatt (net) waste-wood fueled power
                               plant in Grayling, Michigan. Grayling
                               Generating Station Limited Partnership owns
                               GGS Holdings Company, a Michigan
                               corporation, which is General Partner in
                               AJD Forest Products Limited Partnership that
                               operates a sawmill adjacent to the Grayling
                               Generating Station and also supplies waste
                               wood fuel to the project.
                           CMS Generation Grayling Holdings Company
                               A Michigan corporation involved as a Limited
                               Partner in Grayling Generating Station
                               Limited Partnership.
                           CMS Generation Holdings Company
                               A Michigan corporation involved as a
                               Limited Partner in various partnerships and
                               in the following companies:
                               -   GPS Newco, L.L.C., a Kansas
                                   limited liability company (50% member)
                               -   McCook Cogeneration Station,
                                   L.L.C., a Michigan limited
                                   liability company (50% member)
                               -   Metro East, L.L.C., a
                                   Michigan limited liability
                                   company (50% member)
                               -   Moose River Properties,
                                   Inc., a Delaware corporation
                                   (50%)
                           CMS Generation Honey Lake Company
                               A Michigan corporation with a General
                               Partnership interest and a Limited
                               Partnership interest in HL Power Company, a
                               California limited partnership which uses waste wood and geothermal fluid to generate a 30 megawatt (net) electric generating station in Lassan County, California. Also involved as General Partner in Honey Lake Energy I LP, and Honey Lake Energy II LP, both Michigan limited partnerships formed to own limited partnership interests in HL Power Company.
                           CMS Generation Investment Company I
                               A Cayman Islands company involved as a
                               holding company for CMS Generation overseas investments and has thirteen (13) direct subsidiaries that engage in the construction, ownership or operation of various power projects in the Philippines, India, Morroco, Thailand and Australia:
                               -   CMS Generation Ceara,
                                   L.L.C., a Michigan limited
                                   liability company
                               -   CMS Generation Jegurupadu I Limited
                                   Duration Company, a Cayman Islands
                                   company (99%)
                                   -   Jegurupadu O&M Company Mauritius, a
                                       Mauritius company (50%)
                               -   CMS Generation Jegurupadu II Limited
                                   Duration Company, a Cayman Islands
                                   company (99%)
                                   -   Jegurupadu O&M Company
                                       Mauritius, a Mauritius company (50%)
                               -   CMS Generation Jorf Lasfar I
                                   Limited Duration Company, a Cayman
                                   Islands company (99%)
                                   -   Jorf Lasfar I HB (50%)
                                   -   Jorf Lasfar Power
                                       Energy HB (50%)
                                   -   Jorf Lasfar
                                       Handelsbolag (50%)

                                    -   CMS Generation Jorf Lasfar II Limited
                                        Duration Company, a Cayman Islands
                                        company (99%)
                                        -   Jorf Lasfar I HB
                                            (50%)
                                        -   Jorf Lasfar Power
                                            Energy HB (50%)
                                        -   Jorf Lasfar
                                            Handelsbolag (50%)
                                    -   CMS Generation Jorf Lasfar
                                        III Limited Duration
                                        Company, a Cayman Islands
                                        company (50%)
                                        -   Jorf Lasfar
                                            Operations
                                            Handelsbolag
                                    -   CMS Generation Loy Yang
                                        Holdings 1 Ltd., a Cayman
                                        Islands company
                                        -   Horizon Energy Holdings
                                            Ltd.
                                            -    Loy Yang Power Management Pty
                                                 Ltd (25%)
                                            -    Loy Yang Power Investments Pty
                                                 Ltd (25%)
                                    -   CMS Generation Loy Yang
                                        Holdings 2 Ltd.,
                                        a Cayman Islands company
                                        -   CMS Generation Horizon Energy
                                            Holdings, Ltd.
                                            -    Loy Yang Power Management Pty
                                                 Ltd (25%)
                                            -    Loy Yang Power Investments Pty
                                                 Ltd (25%)
                                    -   CMS Generation Yallourn
                                        Holdings 1 Ltd.,
                                        a Cayman Islands company (99%)
                                        -   CMS Generation Yallourn Limited
                                            Duration Company (50%)
                                    -   CMS Generation Yallourn
                                        Holdings 2 Ltd., a Cayman
                                        Islands company (99%)
                                        -   CMS Generation Yallourn II Limited
                                            Duration Company (50%)
                                            -    Vic Energy No.
                                                 1 Pty. Ltd.
                                                 (50%)
                                            -    Vic Energy No.
                                                 2 Pty. Ltd.
                                                 (50%)
                                    -   CMS Operation & Maintenance Company, a
                                        Mauritius company (50%)
                                    -   Monetize Limited, a
                                        Mauritius company
                                        -   GMR Vasavi Power Corporation
                                            Private Limited, an India
                                            company (49%)
                           CMS Generation Investment Company II
                               A Cayman Islands company engaged as a
                               holding company for 1% ownership interests in the companies described above as being owned 99% by CMS Generation Investment
                               Company I, in addition to the companies
                               listed below: - CMS Generation Yallourn
                                        Limited Duration Company, a
                                        Cayman Islands company (50%)
                               -   CMS Generation Yallourn II
                                        Limited Duration Company, a
                                        Cayman Islands company (50%)
                               -   CMS Operation & Maintenance Company, a
                                        Mauritius company (50%)
                           CMS Generation Investment Company III
                               A Cayman Islands company engaged to
                               facilitate the construction, ownership and operation of the GVK Industries Project in Jegurupadu, Andhra Pratesh, India of a natural gas/liquid fuel combined cycle plant 235 MW ("GVK") and has one direct subsidiary with an ownership interest in GVK.
                               - Jegurupadu CMS Generation Company Ltd.,
                                        a Mauritius company
                           CMS Generation Lyonsdale Company
                               A Michigan corporation involved as a
                               General Partner in the Lyonsdale Energy
                               Limited Partnership which owns and operates a 19 megawatt (net) waste wood-fired electric generating facility in Lyonsdale,
                               New York.
                           CMS Generation Montreal Company
                               A Michigan corporation involved as a General
                               Partner in Secure Wood Chips LP, a Canadian limited partnership, to own and operate a waste wood recovery facility in the greater Montreal, Quebec, Canada area.
                           CMS Generation Mon Valley Company
                               A Michigan corporation involved as General
                               Partner in the Mon Valley Energy Limited
                               Partnership formed to develop, construct, finance and operate the Mon Valley Project, an 80 megawatt (net) coal fired cogeneration plant in Pennsylvania.
                           CMS Generation Operating Company
                               A Michigan corporation involved in the
                               operation of various power plants including
                               Genesee, Grayling, Modesto and Exeter.
                           CMS Generation Recycling Company
                               A Michigan corporation involved as a member of Mid-Michigan Recycling, LC, a Michigan limited liability company, formed to supply waste wood fuel for the Genesee Power
                               Station Limited Partnership.
                           CMS Generation S.A. (99%)
                               An Argentine company formed to carry out on its own account or that of third parties investments in energy-related businesses located primarily in South America.

                               -   Hidroinvest S.A., an
                                      Argentine company (25%)
                           CMS International Operating Company
                               A Cayman Islands corporation which owns and
                               controls project Operating and Maintenance
                               companies.
                               -   CMS Generation Jorf Lasfar III Limited
                                   Duration Company (50%)
                               -   Jorf Lasfar Operations Handelsbolag
                                   (99%)
                           CMS Resource Development Company
                               A Michigan corporation that employs
                               ex-patriot U.S. citizens and others working
                               on various overseas projects.
                           Exeter Management Company (50%)
                               A Connecticut corporation involved as a
                               General Partner in the Exeter Energy
                               Limited Partnership which owns and operates
                               a 26 megawatt (net) tire-burning facility
                               in Sterling, Connecticut.
                           HYDRA-CO Enterprises, Inc.
                               A New York corporation engaged in the ownership and/or operation, by itself or with others, of one or more cogeneration, small hydro or alternate energy production facilities through partnership interests and ownership of domestic corporations. HYDRA-CO Enterprises,
                               Inc. directly owns twelve (12) domestic
                               corporations that are involved in the
                               development, ownership, management or
                               operation of independent power projects
                               located in seven states and in Jamaica:
                               - CMS Generation Operating Company II,
                                 Inc., a New York corporation
                                   -   HCO-Jamaica, Inc., a New York corpo-
                                       ration,
                               -   HCE-Appomattox, Inc., a New York corpo-
                                   ration,
                               -   HCE-Biopower, Inc., a New York corpo-
                                   ration,
                               -   HCE-Hazleton, Inc., a New York corpo-
                                   ration,
                               -   HCE-Hudson, Inc., a New York corpo-
                                   ration,
                               -   HCE-Imperial Valley, Inc., a New York
                                   corporation,
                               -   HCE-Jamaica Development, Inc., a New
                                   York corporation,
                               -   HCE-Lakewood, Inc., a New York corpo-
                                   ration,
                               -   HCE-Rockfort Diesel, Inc., a New York
                                   corporation,
                               -   HYDRA-CO Generation Inc., a New York
                                   corporation,
                               -   Lakewood Project Management, Inc., a New
                                   York corporation,
                               -   New Bern Energy Recovery, Inc., a
                                   Delaware corporation.
                           McCook   Cogeneration Station, L.L.C. (50% member)
                               A Michigan limited liability company formed to develop and own a 40 megawatt (net) waste wood fueled electric generating facility
                               located in Cook County, Illinois.
                           McCook Waste Wood Recovery Facility, L.L.C. (50% member)
                               A Michigan limited liability company formed
                               to develop and own a waste wood recycling
                               and processing facility where waste wood
                               will be received, manually and mechanically
                               separated and then recycled or processed for
                               use at McCook Cogeneration Station, L.L.C.
                           Metro East, L.L.C. (50% member)
                               A Michigan limited liability company formed
                               to develop and own a 60 megawatt (net) waste
                               wood and waste coal fueled electric
                               generating facility located in the City of
                               Madison, Illinois.
                           Mid-Michigan Recycling, L.C.
                               A Michigan limited liability company
                               involved in supplying waste wood fuel for
                               the Genesee Power Station Limited
                               Partnership.
                           Oxford Tire Recycling, Inc.
                               A Delaware corporation engaged in tire
                               shredding, tire collection, tire disposal
                               and related business activities.
                           Oxford   Tire Recycling of Massachusetts, Inc.
                               A Delaware corporation engaged in waste tire collection, shredding and storage, the sale of used and shredded tires, and related business activities.
                           Oxford Tire Supply, Inc.
                               A Delaware corporation engaged in trucking and hauling used scrap tires and sorting and grading tires for resale.

                  CMS LAKE MUSKEGON COMPANY
                       A Michigan corporation formed to develop land located in the City of Muskegon, Michigan.

                  CMS LAND COMPANY
                       A Michigan corporation formed to act as a repository for any unused real property formerly owned by Consumers Power and hold the same for possible non-utility development and has one subsidiary:

                       Bay Harbor Company, L.L.C.
                          A Michigan limited liability company which is the owner and developer of Bay Harbor, a real estate development. (50% member)

                  CMS MARKETING, SERVICES AND TRADING COMPANY
                       A Michigan corporation involved in providing gas, electric, oil and coal marketing, risk management and energy management services.

                       CMS MST Engineering Company A Michigan
                           corporation formed to provide professional engineering services which includes system engineering design and energy consulting.
                       CMS Texon Company
                           A Michigan corporation involved as a general partner in Texon, L.P., a Texas limited partnership engaged in transporting, processing and marketing of crude oil and natural gas liquids and services related thereto.

                  CMS NOMECO OIL & GAS CO.
                       A Michigan corporation engaged in the exploration, development, acquisition and production of oil and natural gas in the U.S. and in foreign countries through partnership interests and ownership of domestic corporations and foreign companies. CMS NOMECO Oil & Gas Co. directly owns 13 direct subsidiaries that are either domestic corporations or foreign companies:

                       CMS NOMECO Colombia Oil Company
                           A Michigan corporation engaged in the exploration and production of oil and natural gas in Colombia.
                       CMS NOMECO EG Oil & Gas Co.
                           A Michigan corporation engaged in the exploration and production of oil and natural gas in Equatorial Guinea.
                       CMS NOMECO Holdings Ltd.
                           A Cayman Islands company engaged as a
                           holding company for 1% ownership interests in the Cayman Island limited duration companies described below as subsidiaries of CMS NOMECO International, Ltd.
                       CMS NOMECO International, Ltd.
                           A Cayman Islands company engaged as a holding company for six (6) subsidiaries that are Cayman Island limited duration companies that principally engage in the exploration and production of oil and natural gas in South America and West Africa:
                           - CMS NOMECO Alba LDC (99%)
                           - CMS NOMECO Argentina LDC (99%)
                           - CMS NOMECO Congo, LDC (99%)
                           - CMS NOMECO E.G. LDC (99%)
                           - CMS NOMECO Ecuador LDC (99%)
                           - CMS NOMECO Venezuela LDC (99%)
                       CMS NOMECO International, Inc.
                           A Texas corporation engaged as a holding company for six subsidiaries that engage in the exploration and production of oil and natural gas in Africa and the Middle East:
                           -   CMS NOMECO International
                               Cameroon, Inc., a Texas
                               corporation
                           -   CMS NOMECO International Congo Holdings,
                               Inc., a Texas corporation
                               -   CMS NOMECO Congo, Inc., a Delaware
                                   corporation
                           -   CMS NOMECO International E.G., Inc., a
                               Texas corporation
                           -   CMS NOMECO International Transportation,
                               Inc., a Texas Corporation
                           -   CMS NOMECO International Tunisia, Inc.,
                               a Texas Corporation
                           -   CMS NOMECO Cameroon, Ltd., a Cayman
                               Islands company
                       CMS NOMECO Peru Company
                           A Michigan corporation formed to pursue oil and natural gas exploration and production opportunities in Peru.
                       CMS NOMECO Pipeline Company A Michigan
                           corporation formed to hold ownership
                           interests in various natural gas pipelines located in Michigan.

                           CMS NOMECO Services Company
                               A Michigan corporation formed for the
                               purpose of pursuing oil marketing
                               opportunities.
                           Explotaciones CMS NOMECO, Inc.
                               A Delaware corporation engaged in the
                               exploration and production of
                               oil and natural gas in Colombia.
                           NOMECO China Oil Co.
                               A Michigan corporation formed to pursue oil and natural gas exploration and production opportunities in China.
                           NOMECO Ecuador Oil Company
                               A Michigan corporation engaged in the
                               exploration and production of oil and natural gas in Ecuador.
                           NOMECO Thailand Oil Company
                               A Michigan corporation formed to pursue oil and natural gas exploration and production opportunities in Thailand.
                           Terra Energy, Ltd.
                               A Michigan corporation engaged in the
                               exploration and production of natural gas in Michigan. Terra Energy Ltd. has three subsidiaries:
                               -   Energy Acquisition Operating Corpora-
                                   tion, a Michigan corporation formed to
                                   provide natural gas transportation
                                   services
                               -   Kristen Corporation, a Michigan corpo-
                                   ration formed to provide natural gas
                                   marketing and transportation services
                               -   Terra Pipeline Company, a Michigan
                                   corporation engaged in the collection
                                   and distribution of certain revenues
                                   related to the production of oil and gas
                  CMS UTILITY SERVICES, INC.
                       A Michigan corporation engaged in providing utility-related products and credit management services. CMS Utility Services, Inc. has one subsidiary:

                           CMS A/R Services, Inc. A Michigan
                                        corporation engaged in utility debt
                                        collections and accounts receivable
                                        management services.

                  MONARCH MANAGEMENT COMPANY
                       A Michigan corporation which houses several investments whose principal business is the provision of services to energy and other regulated entities. Monarch Management Company has one subsidiary:

                  (C) THE CONSOLIDATED OPERATIONS OF CONSUMERS ENERGY COMPANY ("CONSUMERS") ACCOUNT FOR THE MAJOR SHARE OF CMS ENERGY'S TOTAL ASSETS, REVENUES AND INCOME. CONSUMERS HAS EIGHT SUBSIDIARIES. THE NAME, STATE OF ORGANIZATION AND NATURE OF BUSINESS OF CONSUMERS' SUBSIDIARIES ARE DESCRIBED BELOW:

                  CMS Engineering CO.
                      A Michigan corporation engaged in offering design, engineering, project management and related construction services to natural gas utilities, natural gas exploration and production companies, and other energy businesses.

                  CMS MIDLAND HOLDINGS COMPANY
                      A Michigan corporation involved as a Limited Partner in the First Midland Limited Partnership, a Delaware limited partnership, a partnership that leases assets to the Midland Cogeneration Venture Limited
                      Partnership, a Michigan limited
                      partnership.

                  CMS MIDLAND, INC.
                      A Michigan corporation engaged as a General Partner in the Midland Cogeneration Venture Limited
                      Partnership, a Michigan limited
                      partnership.

                  CONSUMERS ENERGYGUARD SERVICES, INC. A Michigan corporation formed for the purpose of marketing EnergyGuard, a residential bill payment insurance product to Consumers' residential customers.

                  ES SERVICES COMPANY
                      A Michigan corporation formed for the purpose of offering design, engineering, project management and related services primarily to electric utilities and generation facilities.

                  HURON HYDROCARBONS, INC.
                           A Michigan corporation involved with others to use the expanded capacity of the underground caverns at the Marysville Gas Reforming Plant located in Marysville, Michigan for commercial storage of liquid hydrocarbons and to use certain hydrocarbon fractionation facilities at the plant.

                  MEC DEVELOPMENT CORP.
                           A Michigan corporation which previously held assets transferred to and holder of certain bonds issued by the Midland Cogeneration Venture Limited Partnership, a Michigan limited partnership.

                  MICHIGAN GAS STORAGE COMPANY
                           A Michigan corporation and a natural gas company within the meaning of the Natural Gas Act engaged in the interstate transportation and storage of gas for a number of customers including Consumers.

        2. a brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the state in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such state.
----------------------------------------------------

                  (a) Claimant has no directly owned properties used for such purposes.

                  (b) Consumers is the only subsidiary of claimant which is a public utility. its property and facilities used for the above-described purposes are located within the state of michigan and are described below.

                      (1)      Electric Properties

                           Consumers' electric generation is supplied by the
                        following plants:

                                                  1997 SUMMER NET                1997 NET
                                                   DEMONSTRATED                 GENERATION
      NAME AND LOCATION                             CAPABILITY                (THOUSANDS OF
          (MICHIGAN)                                (KILOWATTS)               KILOWATT-HOURS)
Coal Generation
  J H Campbell - West Olive                         1,346,100(A)                8,153,697
  D E Karn - Essexville                               515,000                   3,004,398
  B C Cobb - Muskegon                                 296,000                   1,590,996
  J R Whiting - Erie                                  310,000                   1,898,773
  J C Weadock - Essexville                            310,000                   1,778,698
                                                    ---------                  ----------
     Total                                          2,777,100                  16,426,562
                                                    ---------                  ----------

Oil/Gas Generation
  D E Karn - Essexville                             1,276,000                     314,635

Ludington Pumped Storage                              954,700(B)                 (476,535)(C)

Nuclear Generation
  Palisades - South Haven                             762,000                   5,776,398
  Big Rock Point - Charlevoix (D)                      67,000                     193,708
                                                   ----------                  ----------
     Total                                            829,000                   5,970,106
                                                   ----------                  ----------

Gas/Oil Combustion Turbine
  Generation                                          345,000                      23,231
                                                   ----------                  ----------

Hydro Generation                                       73,500                     466,991
                                                   ----------                  ----------

Total Owned Generation                              6,255,300                  22,724,990
                                                   ==========                  ==========

(A) Represents Consumers' share of the capacity of the Campbell Plant Unit 3 net of 6.69% (ownership interests of the Michigan Public Power Agency and Wolverine Power Supply Cooperative, Inc.).

(B) Represents Consumers' share of the capacity of the Ludington Pumped Storage Plant. Consumers and The Detroit Edison Company ("Detroit Edison") have 51% and 49% undivided ownership, respectively, in the plant, and the capacity of the plant is shared accordingly.

(C) Represents Consumers' share of net pumped storage generation. This facility electrically pumps water during off-peak hours for storage to later generate electricity during peak-demand hours.

(D) Big Rock Point was retired in August 1997.

                      Electric transmission, subtransmission and distribution
               lines are located on or under public highways, streets, alleys or lands, except where they are located on or under easements or other rights. The transmission system consists of 4,446 structural miles of overhead lines. The subtransmission system consists of 4,158 structural miles and 16 subsurface miles of underground lines. The distribution system consists of 52,476 structural miles of overhead lines and 6,079 subsurface miles of underground lines.

                      Consumers owns substations having an aggregate transformer capacity of 38,287,140 kilovolt amperes.

                      Consumers is interconnected with certain Michigan and
               neighboring utilities. Consumers and Detroit Edison have formed the Michigan Electric Coordinated Systems ("MECS") to facilitate the coordinated planning and operation of their electric systems. MECS is interconnected with electric systems in Indiana, Ohio and Ontario, Canada.1

                      Consumers owns or connects with electric transmission
               lines which deliver electric energy at or near the Michigan state border to:

                              (i) Indiana & Michigan Electric Company at the
                      following interconnection points: Palisades-Cook No. 1, Palisades-Cook No. 2, Argenta-Robinson Park and Argenta-Twin Branch; and

                              (ii) Northern Indiana Public Service Company at the following interconnection point: Barton Lake-Batavia.

                      (2)     Gas Properties

                              As of December 31, 1997, Consumers' gas
                      properties, all located in Michigan, included a gas distribution and transmission system, six compressor stations located at Consumers' storage fields and along the gas transmission lines, 11 storage fields, and the Marysville Gas Reforming Plant. The Marysville Gas Reforming Plant, located in Marysville, Michigan, is a fractionation facility and stores liquid hydrocarbons for third parties in its underground caverns.

                              Consumers' gas distribution and transmission
                      systems consist of 22,309 miles of distribution mains and 1,057 miles of transmission lines, throughout the Lower Peninsula of Michigan. Consumers owns and operates six compressor stations with a total of 133,560 installed horsepower.

                              Michigan Gas Storage Company ("MGSC") owns and
                      operates a gas transmission system, two compressor stations, and three storage fields, all located in Michigan.

                              Consumers receives natural gas for its local
                      distribution system through interconnection facilities located in Michigan and at the Michigan State border. Consumers received natural gas at the Michigan State border pursuant to a sales contract with Trunkline Gas Company ("Trunkline"). The terminus of Trunkline's pipeline at the Michigan State border is near Elkhart, Indiana at Township 38, Range 7, Section 11, Elkhart County, Indiana. The terminus of Consumers' pipeline at the Michigan State border is near White Pigeon, Michigan at Township 8 South, Range 12 West, Section 23, St. Joseph County, Michigan.


        3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:
               ---------------------------------------------------------

               (A) NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.

                      Consumers sold 37,880,713,000 Kwh of electric energy for the year ended December 31, 1997 and sold 249,491,054 Mcf of natural gas at retail during the same period. Claimant did not sell electric energy or natural or manufactured gas distributed at retail.

               (B) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE OF MICHIGAN.

                      None.

               (C) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE OF MICHIGAN OR AT THE STATE LINE OF MICHIGAN.

                      Consumers delivered 1,146,930,450 Kwh of electric energy
               across state lines under interchange power agreements for the year ended December 31, 1997. Neither Claimant nor Consumers sold any natural gas at wholesale outside the State of Michigan during the same period.

               (D) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE OF MICHIGAN OR AT THE STATE LINE OF MICHIGAN.

                      For the year ended December 31, 1997, Consumers purchased
               2,995,413,000 Kwh of electric energy outside the State of Michigan or at the State line of Michigan and Consumers purchased 212,905,000 Mcf of natural gas from outside the State of Michigan.

                      Claimant did not purchase any electric energy or natural
               or manufactured gas outside the State of Michigan or at the State line of Michigan.

        4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:
               ---------------------------------------------------------

               (A) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

                      As of December 31, 1997, CMS Energy had interests in
               seventeen EWGs and two foreign utility companies:

                      CMESCO Energy Service Company Limited ("CMESCO") Olympia - Thai Tower, 444, Ratchadapisek Road, Huay Kwang, Bangkok, Thailand

                      CMESCO, a Thai company,(the EWG application is pending as
               of this statement), is the operator of a 170 MW cogeneration facility located at the Bang Pakong Industrial Park II near Bangkok, Thailand. The facility is owned by AMATA-EGCO Power Limited.

                      CMS Ensenada S.A. ("Ensenada")
                      Edificio Torre Catalinas Plaza
                      Ing. Butty 220 8th Floor
                      (1106) Buenos Aires, Argentina

                      Ensenada, an Argentine company, is an EWG and is the owner of a 128 MW natural gas-fired power plant, located on the grounds of YPF S.A.'s La Plata oil refinery, located in the province of Buenos Aires, Argentina.

                      CMS Generation Cebu Limited Duration Company ("Cebu") Maples and Calder
                      P.O. Box 309, Grand Cayman
                      Cayman Islands, British West Indies

                      Cebu, a Cayman Islands company, is an EWG and has
               ownership interests in two power plants totaling 134.5 MW generating capacity located in Toledo City, Cebu, Philippines, in the central island group of the Republic of the Philippines. The plants can be fueled by coal, oil or diesel fuel.

                      CMS Generation Cebu Operating Limited Duration Company ("Cebu Operating")
                      Maples and Calder
                      P.O. Box 309, Grand Cayman
                      Cayman Islands, British West Indies

                      Cebu Operating, a Cayman Islands company, is an EWG and is the operator of two power plants totaling 134.5 MW generating capacity, located in Toledo City, Cebu, Philippines, in the central island group of the Republic of the Philippines. The plants are owned by Toledo Power Company.

                      CMS Generation Operating Company II, Inc.
                      ("CMSG Operating Company II")
                      Fairlane Plaza South
                      330 Town Center Drive
                      Dearborn, Michigan 48126

                      CMSG Operating Company II, a United States company, is the operator of a 237 MW cogeneration facility located in Lakewood, New Jersey.

                      CMS Morocco Operating Company SCA ("CMS Morocco") BP 99 Sidi Bouzid
                      El Jadida
                      Morocco

                      CMS Morocco, a Moroccan company, is an EWG that operates
               two existing 330 MW electric generating plants and will operate two additional 348 MW electric generating plants to be constructed at the port of Jorf Lasfar on the Atlantic coast of Morocco.

                      CMS Operating S.A.
                      Edificio Torre Catalinas Plaza
                      Ing. Butty 220, 8th Floor
                      (1106) Buenos Aires, Argentina

                      CMS Operating S.A., an Argentine company, is an EWG and
               has an ownership interest in and is the operator of Ensenada (see above); and has an ownership interest in Centrales Termicas Mendoza S.A., an Argentine company which owns a power generating facility located in Mendoza, Argentina, which currently generates 240 MW of power and can be fueled by natural gas, oil or diesel fuel.

                      CMS Generation Pinamucan Limited Duration Company ("Pinamucan")
                      Maples and Calder
                      P.O. Box 309, Grand Cayman
                      Cayman Islands, British West Indies

                      Pinamucan, a Cayman Islands company, is an EWG and has
               ownership interests in a 63 MW diesel power plant located in Cavite Export Processing Zone, Rosario, Cavite, Philippines.

                      CMS Generation Pinamucan Operating Limited Duration
                      Company
                      ("Pinamucan Operating")
                      Maples and Calder
                      P.O. Box 309, Grand Cayman
                      Cayman Islands, British West Indies

                      Pinamucan Operating, a Cayman Islands company, is an EWG
               and is the operator of a 63 MW diesel power plant located in Cavite Export Processing Zone, Rosario, Cavite, Philippines.8.

                      Centrales Termicas San Nicolas, S.A. ("CTSN")
                      Rivadavia S/N
                      2900 San Nicolas
                      Prov. Buenos Aires, Argentina

                      CTSN, an Argentine company, is an EWG and is owner and
               operator of a 650 MW power plant located in San Nicolas, Argentina, north of Buenos Aires, Argentina. The five-unit plant can be fueled by coal, petroleum coke, oil or natural gas.

                      Empresa Distribuidora de Electricidad de Entre Rios S.A. ("EDEER")
                      25 de Mayo 139 (3100)
                      Parana, Entre Rios, Argentina

                      EDEER, an Argentine company, is a foreign utility company
               and owns and operates an electric distribution company located North of Buenos Aires, in the Province of Entre Rios, Argentina, serving approximately 223,000 customers.

                      GVK Industries Limited ("GVK")
                      Road No. 1
                      Banjara Hills, Hyderabad
                      India

                      GVK, an Indian company, is an EWG and is owner of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India.

                      Hidroelectrica El Chocon, S.A. ("Hidroelectrica") 8311 Neuquen
                      Neuquen Province, Argentina

                      Hidroelectrica, an Argentine company, is an EWG and holds
               a thirty-year concession to operate two hydroelectric power plants located 26 kilometers apart on the Limay River in western Argentina. These plants have a total generating capacity of 1,320 MW.
                      Jamaica Private Power Company Limited ("Jamaica
                      Private Power")
                      100 Windward Road,
                      Kingston 2, Jamaica, W.I.

                      Jamaica Private Power, a Jamaican company, is an EWG and
               is the owner of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

                      Private Power Operators Limited ("Private Power") 100 Windward Road
                      Kingston 2, Jamaica, W.I.

                      Private Power, a Jamaican company, is a EWG and is the
               operator of a 65 MW electric generating facility in Rockfort, Kingston, Jamaica.

                      Jegurupadu Operating and Maintenance Company
                      ("Jegurupadu Operating")
                      F-40, N.D.S.E., Part I
                      New Delhi 110 149
                      India

                      Jegurupadu Operating, a Mauritius company, is an EWG and
               is the operator of a 235 MW electric generating plant located in Jegurupadu, Andra Pradesh, India. The plant is owned by GVK Industries Limited.

                      Jorf Lasfar Energy Company SCA ("Jorf Lasfar") BP 99 Sidi Bouzid
                      El Jadida
                      Morocco

                      Jorf Lasfar, a Moroccan company, is an EWG that operates
               through a subcontractor, CMS Morocco Operating Company SCA, two existing 330 MW electric generating plants and will construct and operate through a different subcontractor two additional 348 MW electric generating plants located at the port of Jorf Lasfar on the Atlantic coast of Morocco.

                      Lakewood Cogeneration, L.P. ("Lakewood")
                      123 Energy Way
                      Lakewood, New Jersey 08701

                      Lakewood, a Delaware limited partnership, is an EWG and is owner and operator of a 237 MW Cogeneration facility located in Lakewood, New Jersey. The two-unit plant can be fueled by natural gas or household heating oil.

                      Loy Yang Power ("Loy Yang")
                      P.O. Box 1799
                      Traralgon 3844,
                      Victoria, Australia

                      Loy Yang, an Australian partnership, is a foreign utility
               company and is the owner of a 2,000 MW power station and associated lignite mine located at Loy Yang, Victoria, Australia.

        (B) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

               CMESCO
               CMS Generation Investment Company I, owns 50% of CMESCO. See Exhibit C.

               Ensenada
               CMS Operating S.A. and CMS Generation Holdings Co., own 99% and 1%, respectively, Ensenada. See Exhibit C.

               Cebu

          CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, Cebu. See Exhibit C.

          Cebu Operating
          CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of CMS Generation Cebu Operating. See Exhibit C.

          CMSG Operating Company II
          HYDRA-CO. Enterprises, Inc., owns 100% of CMSG Operating Company II. See Exhibit C.

          CMS Morocco
          Jorf Lasfar Operations Handelsbolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS
          Generation Jorf Lasfar III Limited Duration Company own 99.7%, 0.1%, 0.1%, and 0.1%, respectively, of CMS Morocco. See Exhibit C.

          CMS Operating S.A.
          CMS Generation Co. and CMS Generation Holdings Company, own 99% and 1%, respectively of CMS Operating S.A. See Exhibit C.

          Pinamucan
          CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Pinamucan. See Exhibit C.

          Pinamucan Operating
          CMS Generation Investment Company I and CMS Generation Investment Company II, own 99% and 1%, respectively, of Pinamucan Operating. See Exhibit C.

          CTSN
          In May 1993, Inversora San Nicolas S.A. purchased 88% share in CTSN. The remaining 12% interest was held by the Argentine government on behalf of the facility's employees. On July 7, 1995, AES Argentina, Inc. purchased a 99.9% ownership interest in CMS Generation San Nicolas Company, represented by 9,990 newly-issued shares, leaving CMS Generation Co. with a 0.016% indirect ownership interest in CTSN. See Exhibit C.

          EDEER
          In May 1996, Inversora en Distribucion de Entre Rios S.A. purchased 90% of the shares of EDEER. CMS Electric and Gas Company owns 40% of the shares of Inversora en Distribucion de Entre Rios S.A. See Exhibit C.

          GVK
          Jegurupadu CMS Generation Company Limited, owns 18.75% of GVK Industries. See Exhibit C.

          Hidroelectrica
          CMS Generation Co. owns a 2.48% direct ownership in Hidroelectrica. Hidroinvest, S.A. owns a 59% ownership interest in Hidroelectrica.
          CMS Generation, S.A. has a 25% ownership interest in Hidroinvest, S.A. See Exhibit C.

          Jamaica Private Power
          HCE Rockfort Diesel, owns 43.93% of Jamaica Private Power. See Exhibit C.

          Private Power
          HCO-Jamaica, Inc., owns 50% of Private Power. See Exhibit C.

          Jegurupadu Operating
          Jegurupadu O&M Company, owns 60% of Jegurupadu Operating. See Exhibit
          C.

          Jorf Lasfar
          Jorf Lasfar I Handelsbolag, Jorf Lasfar Power Energy Handelsbolag, and Jorf Lasfar Handelsbolag, own 25%, 23% and 2%, respectively, of Jorf Lasfar. See Exhibit C.

          Lakewood
          HCE-Lakewood, Inc. owns 1% interest as a general partner in Lakewood Cogeneration, L.P. HYDRA-CO Enterprises, Inc. owns 44% ownership interest as a limited partner in Lakewood. See Exhibit C.

          Loy Yang
          Horizon Energy Holdings Limited and CMS Generation Horizon Energy Holdings Limited, own 24.63% and 25%, respectively, of Loy Yang. See Exhibit C.

        (C) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR

INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

        CMESCO
        As of December 31, 1997, CMS Generation Investment Company I has invested approximately $42,000 in CMESCO.

        Ensenada
        As of December 31, 1997, CMS Operating S.A. has invested approximately $37 million of equity in Ensenada.

        Cebu
        As of December 31, 1997, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $16 million of equity in Cebu.

        Cebu Operating
        As of December 31, 1997, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $0.7 million of equity in CMS Generation Cebu Operating.

        CMSG Operating Company II
        As of December 31, 1997, there were no investments made in CMSG Operating Company II.

        CMS Morocco
        As of December 31, 1997, Jorf Lasfar Operations Hendelsbolag, CMS Generation Investment Company I, CMS International Operating Company, and CMS Generation Jorf Lasfar III Limited Duration Company, had invested approximately $12,000 of equity in CMS Morocco.

        CMS Operating S.A.
        As of December 31, 1997, CMS Generation Co. had invested approximately $143 million of equity in CMS Operating S.A.

        Pinamucan
        As of December 31, 1997, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $10 million of equity in CMS Generation Pinamucan.

        Pinamucan Operating
        As of December 31, 1997, CMS Generation Investment Company I and CMS Generation Investment Company II had invested approximately $0.2 million of equity in Pinamucan Operating.

        CTSN
        As of December 31, 1997, CMS Generation San Nicolas Company had invested approximately $13 million of equity in CTSN. CMS Energy has been released from all guarantees related to CTSN.

        EDEER
        As of December 31, 1997, CMSE&G had invested approximately $64 million in equity in EDEER S.A.

        GVK
        As of December 31, 1997, Jegurupadu CMS Generation Company Limited had invested $21 million of equity in GVK Industries, directly and indirectly through Classic Investment I and Classic Investment II.

        Hidroelectrica
        As of December 31, 1997, CMS Generation, S.A. had invested approximately $51 million of equity in, and advanced approximately $17 million of loans to, Hidroelectrica. CMS Generation, S.A. was a co-applicant for certain letters of credit required in connection with the acquisition of the concession, and CMS Energy has guaranteed up to approximately $15 million of reimbursement obligations relating to these letters of credit. CMS Energy has also guaranteed on behalf of Hidroelectrica approximately $13 million in connection with the Guaranteed Indebtedness Credit Agreement dated as of December 15, 1993 between Hidroelectrica and The Chase Manhattan Bank.

        Jamiaca Private Power
        As of December 31, 1997, HCE Rockfort Diesel, had invested approximately $16 million in Jamiaca Private Power.

        Private Power
        As of December 31, 1997, there were no investments made in Private Power.

        Jegurupadu Operating
        As of December 31, 1997, Jegurupadu O&M Company had invested approximately $0.2 million of equity in Jegurupadu Operating, directly and indirectly through Classic Investment I and Classic Investment II.

        Jorf Lasfar
        As of December 31, 1997, Jorf Lasfar I Handelsbolag, Jorf Lasfar Power Energy Handelsbolag, and Jorf Lasfar Handelsbolag, had invested approximately $28,000 of equity in Jorf Lasfar.

        Lakewood
        As of December 31, 1997, HCE-Lakewood, Inc. had invested $510,000 of equity in Lakewood. HYDRA-CO Enterprises, Inc. had invested $22,444,000 of equity in Lakewood.

        Loy Yang
        As of December 31, 1997, CMS Generation Horizon Energy Holdings Limited and Horizon Energy Holdings Limited had invested approximately $444 million in Loy Yang Power.

        (D) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

        CMESCO
                                                                             $      (000s)

               Capitalization at 12/31/97

                      Shareholders' Equity                                   $          84

                      Net Income (Loss) for the
                        period ended 12/31/97                                $         314
                                                                             =============


        Ensenada
                                                                             $       (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $          12
                      Irrevocable Contributions                              $      82,655
                      Return of Capital                                      $     <45,850>

                              Total                                          $      36,817
                                                                             =============

               Net Income (Loss) for the period
                      ended 12/31/97                                         $        <672>
                                                                             =============


        Cebu
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $      16,400
                      Cumulative Translation adjustment                      $      (5,907)

               Net Income (Loss) for the
                 period ended 12/31/97                                       $       1,767
                                                                             =============

        Cebu Operating
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $         740
                      Cumulative Translation Adjustment                      $        (217)

               Net Income (Loss) for the
                 period ended 12/31/97                                       $         306
                                                                             =============

        CMSG Operating Company II
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $       2,456

               Net Income (Loss) for the
                 period ended 12/31/97                                       $         855
                                                                             =============

               CMS Morocco
                                                                             $      (000s)
               Capitalization at 12/31/97
               (information received in Moroccan
               Dirhams converted at 9.00 dirhams
               per US $1.00)

                      Shareholders' Equity                                   $          12

               Net Income (Loss) for the
                 period ended 12/31/97                                       $       1,300
                                                                             =============


        CMS Operating S.A.
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders Equity                                    $      35,449
                      Irrevocable Contributions                              $     108,355

                              Total                                          $     143,804
                                                                             =============


               Net Income (Loss) for the
                 period ended 12/31/1997                                     $       1,121
                                                                             =============

        Pinamucan
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $      10,323

               Net Income (Loss) for the
                 period ended 12/31/97                                       $      (1,186)
                                                                             ==============


        Pinamucan Operating
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $         248
                      Cumulative Translation Adjustment                      $        (128)

               Net Income (Loss) for the
                 period ended 12/31/97                                       $         198
                                                                             =============


        *CTSN:
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Bank Loans                                             $
                      Long Term Debt (Partners Loans)                        $
                      Shareholders' Equity

               Total Capitalization                                          $
                                                                             =============

               Net Income (Loss) for the
                 period ended 12/31/97                                       $
                                                                             =============

        * As stated in Claimant's Form U-3A-2 filed February 29, 1996, due to the nominal interest (.016%) of CTSN indirectly owned by CMS
               Generation Co., capitalization and earnings information of CTSN continues to be unavailable.


        EDEER
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $     187,011

               Net Income for the period
                      Ended 12/31/97                                         $       8,360
                                                                             =============


        GVK
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $      73,915
                      Cumulative Translation Adjustment                      $     unknown

               Net Income (Loss) for the
                 period ended 12/31/97                                       $      10,966
                                                                             =============


        Hidroelectrica:
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Bank Loans                                             $     180,000
                      Shareholders' Equity                                   $     379,584

               Total Capitalization                                          $     559,584
                                                                             =============

               Net Income (Loss) for the
                 period ended 12/31/97                                       $       5,413
                                                                             =============


        Jamaica Private Power
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $      41,844

               Net Income (Loss) for the
                 period ended 12/31/97                                       $       2,815
                                                                             =============
      Private Power
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $          10

               Net Income (Loss) for the
                  period ended 12/31/97                                      $           0
                                                                             =============


        Jegurupadu Operating
                                                                             $      (000s)
               Capitalization at 12/31/97 (estimates)

                      Shareholders' Equity                                   $          10
                      Advance on Equity                                      $         336
                      Cumulative Translation Adjustment                      $     unknown

               Net Income (Loss) for the
                 period ended 12/31/97                                       $          48
                                                                             =============


        Jorf Lasfar
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $          57
                      Long Term Loans                                        $     520,647

               Net Income (Loss) for the
                 period ended 12/31/97                                       $      28,307
                                                                             =============


        Lakewood
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Bank Loans                                             $     196,885
                      Shareholders' Equity                                   $      41,741

               Total Capitalization                                          $     238,626
                                                                             =============

               Net Income (Loss) for the
                 period ended 12/31/97                                       $       5,424
                                                                             =============


        Loy Yang
                                                                             $      (000s)
               Capitalization at 12/31/97

                      Shareholders' Equity                                   $         909
                      Cumulative Translation Adjustment                      $      80,326

               Net Income (Loss) for the
                 period ended 12/31/97                                       $         716
                                                                             =============


        (e) Identify any service, sales or construction contracts(s) between the ewg or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

               As of December 31, 1997, CMS Ensenada S.A. maintains a 7 year Operating and Maintenance Agreement with CMS Operating S.A. to operate and maintain the La Plata cogeneration plant. This agreement took effect in 1997. Total fees earned in 1997 were $127,971.63.

               As of December 31, 1997, Toledo Power Company, owned 47.5% by Cebu, has an operating agreement, effective January 1, 1996, with CMS Generation Cebu Operating Limited Duration Company, which is owned 99% by CMS Generation Investment Company I and 1% by CMS Generation Investment Company II. Total fees earned in 1997 were $635,000.

               As of December 31, 1997, Centrales Termicas Mendoza, S.A., has a Contract of Operation with CMS Operating S.A.. This is a consulting contract in connection with the operation and maintenance of the eligible facility. Total fees earned in 1997 were $793,591.21.

               As of December 31, 1997, EDEER has a Management, Supervision and Technical Assistance Contract with CMS Electric and Gas Company. This is a consulting contract in connection with the operation and maintenance of the foreign utility. This consulting contract was assigned by CMS Operating S.A. to CMS Electric and Gas Company in May 1997. Total fees earned in 1997 were $1,451,000.

               As of December 31, 1997, Lakewood maintains a 21 year Operating and Maintenance Agreement with CMSG Operating Company II to operate and maintain the EWG. There is an Administrative and General Agreement between Lakewood Cogeneration, L.P. and HYDRA-CO Enterprises which expires November 2012 to maintain the business administration of the EWG. Lakewood also maintains a construction contract with Lakewood Project

Management, Inc., a wholly owned subsidiary of HYDRA-CO Enterprises, Inc., which expires at the end of the warranty phase. Total fees earned in 1997 were:



        Operator Fees                                                     $   461,114
        Administrative Fees                                                   320,724
        Project Management Fees                                                 6,113
                                                                          -----------

        Total Fees                                                        $   787,951
                                                                          ===========

        As of December 31, 1997, AMATA-EGGO Power Limited has a 6 year operating agreement with CMESCO. Total fees earned in 1997 were $400,000.

        As of December 31, 1997, Magellan Cogeneration, Inc., has an operating agreement, effective February 4, 1997, with Pinamucan Operating. Total fees earned in 1997 were $557,000.

        As of December 31, 1997, GVK Industries, has a restated 10 year Operation and Maintenance Agreement with Jegurupadu Operating, effective on the commercial operation date of the steam turbine unit. Total fees earned in 1997 were $245,000.

        As of December 31, 1997, Jorf Lasfar has an Operating and Maintenance Agreement with CMS Morocco, effective September 4, 1997. Total fees earned in 1997 under the Operating and Maintenance Agreement were $417,000. As of December 31, 1997, Jorf Lasfar has a Construction Management Agreement with CMS Resource Development. Total fees earned in 1997 under the Construction Management Agreement were $4,800,000.

        As of December 31, 1997, Jamaica Private Power has an operating agreement with Private Power. Total fees earned in 1997 were $198,000.

        As of December 31, 1997, total Industry Expertise fee earned by CMS Generation Horizon Energy Holding from Loy Yang were $19,217,000.


               The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1998.

                                       CMS ENERGY CORPORATION, a
                                                 Michigan corporation


[CORPORATE SEAL]                       By  /s/ Rodger A. Kershner
                                          -------------------------------
                                              Rodger A. Kershner
                                              Senior Vice President and
                                                 General Counsel

ATTEST:

/s/ T.A. McNish
----------------------------
Thomas A. McNish
Vice President and Secretary


Name, title, and address of officer to whom notices and correspondence concerning this Statement should be addressed:

              Rodger A. Kershner
              Senior Vice President and
                General Counsel
              CMS Energy Corporation
              Fairlane Plaza South
              Suite 1100
              330 Town Center Drive
              Dearborn, Michigan  48126

                                  EXHIBIT A


   A consolidating statement of income and surplus of CMS Energy and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of CMS Energy and its subsidiary companies as of the close of such calendar year is attached.

                            CMS ENERGY CORPORATION
                       Consolidating Statement of Income
                     For the Year Ended December 31, 1997
                    (In Millions, except Per Share Amounts)

                                                                Consumers         CMS            Inter-
                                                                  Energy     Enterprises        company     CMS Energy
                                              CMS Energy         Company       Company          Elimina-    Corporation
                                               Corp.(1)           Consol.      Consol.           tions        Consol.
Operating Revenue
   Electric utility                               $    -           $2,515         $    -          $    -         $2,515
   Gas utility                                         -            1,204              -               -          1,204
   Independent power production                        -               48            120               -            168
   Oil and gas exploration
     and production                                    -                -            112             (19)            93
   Natural gas transmission,
     storage and processing                            -                -            102               -            102
  Marketing, services and trading                      -                -            706             (14)           692
  Other                                                -                2             11               -             13
                                                  ------           ------         ------          ------         ------
      Total operating revenue                          -            3,769          1,051             (29)         4,787
                                                  ------           ------         ------          ------         ------
Operating Expenses
   Fuel for electric generation                        -              297              -               -            297
   Purchased power -
     related parties                                   -              599              -               -            599
   Purchased and interchange
     power                                             -              243              -               -            243
   Cost of gas sold                                    -              694            650             (33)         1,311
   Other operation expense                            14              542            173               -            729
   Maintenance                                         -              170              4               -            174
   Depreciation, depletion
     and amortization                                  1              391             85               -            477
   General taxes                                       -              200             11               -            211
                                                  ------           ------         ------          ------         ------
      Total operating expenses                        15            3,136            923             (33)         4,041
                                                  ------           ------         ------          ------         ------
Pretax Operating Income (Loss)                       (15)             633            128               -            746
                                                  ------           ------         ------          ------         ------
Other Income (Deductions)
   Dividends and interest
    from affiliates                                   14               24              6             (44)             -
   Accretion income                                    -                8              -               -              8
   Accretion expense                                   -              (17)             -               -            (17)
   Other, net                                        359               (2)             4            (364)             3
                                                  ------           ------         ------          ------         ------
      Total other income
        (deductions)                                 373               13             10            (408)            12
                                                  ------           ------         ------          ------         ------
Fixed Charges
   Interest on long-term debt                        113              138             22               -            273
   Other interest                                     16               36             15             (18)            49
   Capitalized interest                               (1)              (1)           (14)              -            (16)
   Preferred dividends                                 -               25             13             (13)            25
   Preferred securities distributions                  6               12              -               -             18
                                                  ------           ------         ------          ------         ------
      Net fixed charges                              134              210             36             (31)           349
                                                  ------           ------         ------          ------         ------
Income (Loss) Before Income Taxes                    224              436            102            (377)           385
                                                  ------           ------         ------          ------         ------
Income Taxes                                         (50)             152             15               -            117
                                                  ------           ------         ------          ------         ------
Consolidated Net Income (Loss) before
   Common Stock Dividends                            274              284             87            (377)           268

Dividends on Common Stock                            125              218              -            (224)           119
                                                  ------           ------         ------          ------         ------
Consolidated Net Income (Loss) after
  Common Stock Dividends                          $  149           $   66         $   87          $ (153)        $  149
                                                  ======           ======         ======          ======         ======
Average Number of CMS Energy Common Shares
  Outstanding                                                                                                    96,144

Basic Earnings Per CMS Energy Average Common
  Share                                                                                                          $ 2.63

Diluted Earnings Per CMS Energy Average Common
  Share                                                                                                          $ 2.61



[FN]

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                           CONSUMERS ENERGY COMPANY
                      Consolidating Statement of Income
                     For the Year Ended December 31, 1997
                                (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                Consumers        Gas          Hydro-      Midland        CMS       company      Power
                                 Energy        Storage       carbons     Holdings      Midland     Elimina-    Company
                                Company(2)     Company         Inc.       Company        Inc.       tions      Consol.
Operating Revenue
   Electric                         $2,515       $    -       $    -       $    -       $    -       $    -      $2,515
   Gas                               1,197           25            -            -            -          (18)      1,204
   Other                                 2            -            2            9           38           (1)         50
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue        3,714           25            2            9           38          (19)      3,769
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Fuel for electric generation        297            -            -            -            -            -         297
   Purchased power -
     related parties                   599            -            -            -            -            -         599
   Purchased and interchange
     power                             243            -            -            -            -            -         243
   Cost of gas sold                    712            -            -            -            -          (18)        694
   Other operation expense             534            9            -            -            -           (1)        542
   Maintenance                         167            3            -            -            -            -         170
   Depreciation, depletion
     and amortization                  389            1            -            -            1            -         391
   General taxes                       198            2            -            -            -            -         200
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses       3,139           15            -            -            1          (19)      3,136
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                575           10            2            9           37            -         633
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Dividends and interest
    from affiliates                     37            -            -            -            -          (13)         24
   Accretion income                      8            -            -            -            -            -           8
   Accretion expense                   (17)           -            -            -            -            -         (17)
   Other, net                           37            -            -            -            -          (39)         (2)
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    65            -            -            -            -          (52)         13
                                    ------       ------       ------       ------       ------       ------      ------
Interest Charges
   Interest on long-term debt          137            1            -            -            -            -         138
   Other interest                       49            -            -            -            -          (13)         36
   Capitalized interest                 (1)           -            -            -            -            -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
      Net interest charges             185            1            -            -            -          (13)        173
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes      455            9            2            9           37          (39)        473
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                           134            3            1            1           13            -         152
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                      321            6            1            8           24          (39)        321

Preferred Stock Dividends               25            -            -            -            -            -          25

Preferred Securities Distribution       12            -            -            -            -            -          12
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) Available
  to Common Stockholder                284            6            1            8           24          (39)        284

Dividends on Common Stock              218            -            -            -            -            -         218
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss) After Common
   Dividends                        $   66       $    6       $    1       $    8       $   24       $  (39)     $   66
                                    ======       ======       ======       ======       ======       ======      ======


[FN]

     (2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                       Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                 (In Millions)


                                             CMS NOMECO      CMS            CMS                              CMS Gas
                                   CMS         Oil and    Generation      Utility        CMS        CMS      Trans. &
                               Enterprises     Gas Co.        Co.        Services       Land       MS & T    Stor. Co.
                                Company(3)     Consol.      Consol.         Inc.       Company    Company     Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -       $  168       $    -       $    -       $    -       $    -      $    -
   Independent power production          -            -          120            -            -            -           -
   Natural gas transmission,
     storage and processing              -            -            -            -            -            -         102
   Marketing, services and trading                                                                      708
   Other                                 -            -            -            3            4            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue            -          168          120            3            4          708         102
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                      -            -            -            -            -          684          24
   Other operation expense               6           51           57            1            -           27          27
   Maintenance                           -            3            -            -            -            -           1
   Depreciation, depletion
     and amortization                    -           58           12            -            -            1          14
   General taxes                         -            6            1            -            -            1           3
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           6          118           70            1            -          713          69
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          (6)          50           50            2            4           (5)         33
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Dividends and interest
     from affiliates                     2            -            2            -            -            -           1
   Other, net                          102            1            1            -           (1)           -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                   104            1            3            -           (1)           -           1
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -           11            9            -            -            -           2
   Other interest                        1            5            6            -            -            -           2
   Capitalized interest                  -           (3)         (10)           -            -            -          (1)
   Preferred dividends                  13            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 14           13            5            -            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       84           38           48            2            3           (5)         31
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                            (2)           2            4            1            1           (2)         10
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   86       $   36       $   44       $    1       $    2       $   (3)     $   21
                                    ======       ======       ======       ======       ======       ======      ======


                                                 (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS                     Inter-         CMS
                                  Electric       CMS        company      Enterprises
                                    & Gas      Capital      Elimina-      Company
                                   Company      Corp.        tions        Consol.
Operating Revenue
   Oil and gas exploration
     and production                  $   -       $    -       $  (56)      $  112
   Independent power production          -            -            -          120
   Natural gas transmission,
     storage and processing              -            -            -          102
   Marketing, services and trading                                (2)         706
   Other                                 3            1            -           11
                                    ------       ------       ------       ------
      Total operating revenue            3            1          (58)       1,051
                                    ------       ------       ------       ------
Operating Expenses
   Cost of gas sold                      -            -          (58)         650
   Other operation expense               3            1            -          173
   Maintenance                           -            -            -            4
   Depreciation, depletion
     and amortization                    -            -            -           85
   General taxes                         -            -            -           11
                                    ------       ------       ------       ------
      Total operating expenses           3            1          (58)         923
                                    ------       ------       ------       ------
Pretax Operating Income (Loss)           -            -            -          128
                                    ------       ------       ------       ------
Other Income (Deductions)
   Dividends and interest
     from affiliates                     -            4           (3)           6
   Other, net                            -            2         (101)           4
                                    ------       ------       ------       ------
   Total other income
        (deductions)                     -            6         (104)          10
                                    ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -           22
   Other interest                        -            4           (3)          15
   Capitalized interest                  -            -            -          (14)
   Preferred dividends                   -            -            -           13
                                    ------       ------       ------       ------
      Net fixed charges                  -            4           (3)          36
                                    ------       ------       ------       ------
Income (Loss) Before Income Taxes        -            2         (101)         102
                                    ------       ------       ------       ------
Income Taxes                             -            1            -           15
                                    ------       ------       ------       ------
Net Income (Loss)                    $   -       $    1       $ (101)      $   87
                                    ======       ======       ======       ======



[FN]
(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., Monarch Management Corporation and KJL Limited, Inc. consolidated with CMS NOMECO Oil and Gas Company, CMS Generation Company, CMS Utility Services, Inc., CMS Land Company, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company, CMS Electric and Gas Company and CMS Capital Corporation included on the equity method of accounting.

                         CMS NOMECO OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)


                                                                                     CMS NOMECO
                                  CMS          CMS          CMS                     Equatorial                  NOMECO
                                 NOMECO       NOMECO       NOMECO        Terra        Guinea     CMS NOMECO    Colombia
                               Oil and Gas     Alba      International  Energy,      Oil & Gas    Venezuela       Oil
                                Company(4)      LDC      Inc. Consol.     Ltd.          Co.          LDC        Company
Operating Revenue
   Oil and gas exploration
     and production                 $   58       $    1       $   39       $   18       $    7       $   11      $    1
  Other                                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           58            1           39           18            7           11           1
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of products sold                 -            -            -            -            -            -           -
   Other operation expense              19            -           16            1            1            3           1
   Maintenance                           3            -            -            -            -            -           -
   Depreciation, depletion
     and amortization                   30            -            5            6            1            4           -
   General taxes                         5            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          57            -           21            8            2            7           1
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                  1            1           18           10            5            4           -
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              2            -            -            -            -            -           -
   Other, net                           34            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    36            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt           10            -            1            -            -            -           -
   Other interest                        3            -            -            -            -            -           -
   Capitalized interest                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 13            -            1            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       24            1           17           11            5            4           -
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                           (11)           -            3            2            2            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   35       $    1       $   14       $    9       $    3       $    3      $   (1)
                                    ======       ======       ======       ======       ======       ======      ======



                                                 (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                CMS NOMECO        CMS       Explota-        CMS        Inter-    CMS NOMECO
                                   Inter-       NOMECO       ciones        NOMECO     company   Oil and Gas
                                  national      Ecuador      Nomeco         E.G.      Elimina-    Company
                                    Ltd.          LDC         Inc.          LDC        tions      Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -       $   25       $    7       $    1       $    -       $  168
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            -           25            7            1            -          168
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Cost of products sold                 -            -            -            -            -            -
   Other operation expense               -            8            2            -            -           51
   Maintenance                           -            -            -            -            -            3
   Depreciation, depletion
     and amortization                    -            9            3            -            -           58
   General taxes                         -            -            -            -            -            6
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           -           17            5            -            -          118
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income                  -            8            2            1            -           50
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -           (2)           -
   Other, net                            9            -            -            -          (43)           1
                                    ------       ------       ------       ------       ------       ------
      Total other income
        (deductions)                     9            -            -            -          (45)           1
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -           11
   Other interest                        1            3            -            -           (2)           5
   Capitalized interest                  -           (3)           -            -            -           (3)
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  1            -            -            -           (2)          13
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        8            8            2            1          (43)          38
                                    ------       ------       ------       ------       ------       ------
Income Taxes                             -            3            1            -            -            2
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $    8       $    5       $    1       $    1       $  (43)      $   36
                                    ======       ======       ======       ======       ======       ======


[FN]

(4) Represents CMS NOMECO Oil and Gas Company, NOMECO China Oil Co., NOMECO Thailand Oil Company, CMS NOMECO Pipeline Company and CMS NOMECO Holdings Ltd. consolidated with CMS NOMECO International, Inc. included on the equity method of accounting.

                         CMS NOMECO INTERNATIONAL, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)



                                  CMS       CMS NOMECO       CMS          CMS          Inter-     CMS NOMECO
                                 NOMECO     International   NOMECO       NOMECO       Company      Inter.,
                             International    Congo,       Inter. Eq.    Inter.       Elimina-        Inc.
                                 Inc.(5)       Inc.      Guinea, Inc.   Yemen, Inc.     tions        Consol.
Operating Revenue
   Oil and gas exploration
     and production                 $    -       $   22       $    8       $    9       $    -       $   39
  Other                                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            -           22            8            9            -           39
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Cost of products sold                 -            -            -            -            -            -
   Other operation expense               3           11            2            -            -           16
   Maintenance                           -            -            -            -            -            -
   Depreciation, depletion
     and amortization                    -            4            1            -            -            5
   General taxes                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           3           15            3            -            -           21
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income (Loss)          (3)           7            5            9            -           18
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)               15            -            -            -          (15)           -
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            1            -            -            -            1
   Other interest                        -            -            -            -            -            -
   Capitalized interest                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  -            1            -            -            -            1
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes       12            6            5            9          (15)          17
                                    ------       ------       ------       ------       ------       ------
Income Taxes                            (1)           2            2            -            -            3
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $   13       $    4       $    3       $    9       $  (15)      $   14
                                    ======       ======       ======       ======       ======       ======

[FN]

     (5) Represents CMS NOMECO International, Inc., CMS NOMECO International Tunisia, Inc. and CMS NOMECO International Transportation, Inc. consolidated.

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)



                                                 CMSG          CMSG      HYDRA-CO       CMSG                     Oxford
                                   CMS          Honey          Filer      Enter-      Grayling       CMSG         Tire
                                Generation       Lake          City       prises,     Holdings    Operating      Supply
                                  Co.(6)       Company         Inc.       Consol.     Company      Company        Inc.
Operating Revenue
   Independent power production     $   28       $    9       $    2       $   21       $    2       $    1      $    1
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           28            9            2           21            2            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Other operation expense              14            -            -            1            -            -           1
   Depreciation, depletion
     and amortization                    2            -            -            5            -            -           -
   General taxes                         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          17            -            -            6            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          11            9            2           15            2            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              3            -            -            -            -            -           -
   Other, net                           30            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    33            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            7            -            -            -            -            -           -
   Other interest                        3            -            -            -            -            -           -
   Capitalized interest                 (7)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed charges                            3            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       41            9            2           16            2            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                            (1)           4            -            6            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   42       $    5       $    2       $   10       $    1       $    1      $    -
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                           Centrales       Mid-        CMS           CMS
                                     CMSG        CMS        Termicas     Michigan   Generation   Generation       CMSG
                                   Holding   Generation     Mendoza     Recycling    Inv. Co.       Cebu       Pinamucan
                                   Company       S.A.         S.A.        L.L.C.         I           LDC          LDC
Operating Revenue
  Independent power production      $   (1)      $   (2)      $   35       $    3       $   18       $    2      $    -
  Other                                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating revenue           (1)          (2)          35            3           18            2           -
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Other operation expense               -            -           29            3           15            -           1
   Depreciation, depletion
     and amortization                    -            -            4            -            -            -           -
   General taxes                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses           -            -           33            3           15            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income (Loss)          (1)          (2)           2            -            3            2          (1)
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -           30            -           -
   Other, net                            -            -            -            -          (36)           -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                     -            -            -            -           (6)           -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -           -
   Other interest                        1            -            1            -           32            -           -
   Capitalized interest                  -            -           (1)           -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                  1            -            -            -           32            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       (2)          (2)           2            -          (35)           2          (1)
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                            (1)           -            1            -           (8)           -           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   (1)      $   (2)      $    1       $    -       $  (27)      $    2      $   (1)
                                    ======       ======       ======       ======       ======       ======      ======

[FN]

                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS                      CMS                       Inter-        CMS
                                 Resource        CMSG     Generation       CMS        company     Generation
                                 Develop.      Altoona     Inv. Co.      Ensenada     Elimina-     Company
                                  Company      Company       III           S.A.         tions       Consol.
Operating Revenue
  Independent power production      $    5       $    -       $    1       $   10       $  (15)      $  120
  Other                                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue            5            -            1           10          (15)         120
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Other operation expense               -            -            -            8          (15)          57
   Depreciation, depletion
     and amortization                    -            -            -            1            -           12
   General taxes                         -            -            -            -            -            1
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           -            -            -            9          (15)          70
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income                  5            -            1            1            -           50
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            2            -            -          (33)           2
   Other, net                            -            -            1            -            5            1
                                    ------       ------       ------       ------       ------       ------
                                         -            2            1            -          (28)           3
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            2            -            9
   Other interest                        -            -            -            2          (33)           6
   Capitalized Interest                  -            -            -           (2)           -          (10)
                                    ------       ------       ------       ------       ------       ------
      Net fixed charges                  -            -            -            2          (33)           5
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        5            2            2           (1)           5           48
                                    ------       ------       ------       ------       ------       ------
Income Taxes                             2            1            -           (1)           -            4
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $    3       $    1       $    2       $    -       $    5       $   44
                                    ======       ======       ======       ======       ======       ======


[FN]

(6) Represents CMS Generation Company, CMSG Filer City Operating Company, CMSG Grayling Company, CMSG Genesee Company, CMSG Recycling Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Mon Valley Company, CMSG Investment Company II, CMSG Montreal Company, CMS Operating S.A., CMSG Horizon Energy Holdings, Ltd., CMSG Cebu Operating LDC and Jegurupadu CMS Generation Company Ltd. consolidated with HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)


                                  HYDRA-CO      CMS                        HCE         Inter-      HYDRO-CO
                                   Enter-    Generation       HCE       Rockfort      company       Enter-
                                   prises,    Oper. Co.     Hudson,      Diesel,      Elimina-      prises
                                  Inc.(7)        II           Inc.         Inc.         tions       Consol.
Operating Revenue
  Independent power production      $   17       $    1       $    2       $    1       $    -       $   21
  Other                                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating revenue           17            1            2            1            -           21
                                    ------       ------       ------       ------       ------       ------
Operating Expenses
   Other operation expense               1            -            -            -            -            1
   Depreciation, depletion
     and amortization                    5            -            -            -            -            5
   General taxes                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
      Total operating expenses           6            -            -            -            -            6
                                    ------       ------       ------       ------       ------       ------
Pretax Operating Income                 11            1            2            1            -           15
                                    ------       ------       ------       ------       ------       ------
Other Income (Deductions)                4            -            -            -           (3)           1
                                    ------       ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            -            -
   Other interest                        -            -            -            -            -            -
   Capitalized interest                  -            -            -            -            -            -
                                    ------       ------       ------       ------        -----       ------
      Net fixed charges                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes       15            1            2            1           (3)          16
                                    ------      -------       ------       ------       ------       ------
Income Taxes                             5            -            1            -            -            6
                                    ------       ------       ------       ------       ------       ------
Net Income (Loss)                   $   10       $    1       $    1       $    1       $   (3)      $   10
                                    ======       ======       ======       ======       ======       ======



[FN]

     (7) Represents HYDRA-CO Enterprises, Inc., HCE Appomattox, Inc., Lakewood Project Management, Inc., HCE Jamaica Development, Inc., HCE Lakewood, Inc., HCE Jamaica, Inc., HCE Imperial Valley, Inc. and New Bern Project Management, Inc. consolidated.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)



                                                              CMS          CMS         CMS           CMS         CMS
                                 CMS Gas         CMS      Gulf Coast       Gas       Jackson       Saginaw    Grand Lacs
                              Transmission     Antrim       Storage     Argentina    Pipeline        Bay       Holding
                                Company(8)     Company      Company      Company      Company      Company     Company
Operating Revenue
  Natural gas transmission,
    storage and processing          $    9       $   12       $    -       $   13       $    2       $    1      $    8
  Other                                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total operating revenue                  9           12            -           13            2            1           8
                                    ------       ------       ------       ------       ------       ------      ------
Operating Expenses
   Cost of gas sold                      1            -            -            -            -            -           -
   Other operation expense               8            2            -            -            1            -           6
   Maintenance                           -            -            -            -            -            -           -
   Depreciation, depletion
     and amortization                    2            2            -            1            -            -           1
   General taxes                         1            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total operating expenses          12            5            -            1            1            -           7
                                    ------       ------       ------       ------       ------       ------      ------
Pretax Operating Income                 (3)           7            -           12            1            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Other Income (Deductions)
   Interest from affiliates              -            -            -            -            -            -           -
   Other, net                           28            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Total other income
        (deductions)                    28            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Fixed Charges
   Interest on long-term debt            -            1            -            -            1            -           -
   Other interest                        -            -            -            -            -            -           -
   Capitalized interest                 (1)           -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
      Net fixed charges                 (1)           1            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Income (Loss) Before Income Taxes       26            6            -           12            -            1           1
                                    ------       ------       ------       ------       ------       ------      ------
Income Taxes                             5            2            -            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Net Income (Loss)                   $   21       $    4       $    -       $   12       $    -       $    -      $    1
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                        Consolidating Statement of Income
                      For the Year Ended December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                              Cherokee     CMS Gas        Inter-      CMS Gas
                                  Petal          Gas     Transmission    Company    Transmission
                               Gas Storage   Processing    del Sur       Elimina-      Company
                                 Company        L.L.C.     Company        tions        Consol.
Operating Revenue
  Natural gas transmission,
    storage and processing          $    4       $   36       $   17       $    -       $  102
  Other                                  -            -            -            -            -
                                    ------       ------       ------       ------       ------
      Total operating revenue            4           36           17            -          102
                                    ------       ------       ------       ------       ------
Operating Expenses
   Cost of gas sold                      -           22            1            -           24
   Other operation expense               1            5            4            -           27
   Maintenance                           -            -            1            -            1
   Depreciation, depletion
     and amortization                    1            2            5            -           14
   General taxes                         1            -            -            -            3
                                    ------       ------       ------       ------       ------
      Total operating expenses           3           29           11            -           69
                                    ------       ------       ------       ------       ------
Pretax Operating Income                  1            7            6            -           33
                                    ------       ------       ------       ------       ------
Other Income (Deductions)
   Interest from affiliates              -            -            1            -            1
   Other, net                            -            -            -          (28)           -
                                    ------       ------       ------       ------       ------
      Total other income
        (deductions)                     -            -            1          (28)           1
                                    ------       ------       ------       ------       ------
Fixed Charges
   Interest on long-term debt            -            -            -            -            2
   Other interest                        -            -            2            -            2
   Capitalized interest                  -            -            -            -           (1)
                                    ------       ------       ------       ------       ------
      Net fixed charges                  -            -            2            -            3
                                    ------       ------       ------       ------       ------
Income (Loss) Before Income Taxes        1            7            5          (28)          31
                                    ------       ------       ------       ------       ------
Income Taxes                             -            -            2            -           10
                                    ------       ------       ------       ------       ------
Net Income (Loss)                   $    1       $    7       $    3       $  (28)      $   21
                                    ======       ======       ======       ======       ======

[FN]

     (8) Represents CMS Gas Transmission and Storage Company and CMS Saginaw Bay Lateral Company consolidated.

                             CMS ENERGY CORPORATION
                      Consolidating Balance Sheet - Assets
                               December 31, 1997
                                 (In Millions)


                                              Consumers      CMS          Inter-
                                               Energy    Enterprises     company    CMS Energy
                                CMS Energy     Company     Company       Elimina-  Corporation
                                 Corp.(1)      Consol.     Consol.        tions       Consol.
Plant and Property (At Cost)
   Electric                         $    -       $6,491       $    -      $     -      $ 6,491
   Gas                                   -        2,322          206            -        2,528
   Oil and gas properties                -            -        1,257            -        1,257
   Other                                10           24          141           (7)         168
                                    ------       ------       ------      -------      -------
                                        10        8,837        1,604           (7)      10,444
   Less accumulated depreciation,
     depletion and amortization          4        4,603          663            -        5,270
                                    ------       ------       ------      -------      -------
                                         6        4,234          941           (7)       5,174
   Construction work-in-progress         -          145          116            -          261
                                    ------       ------       ------      -------      -------
                                         6        4,379        1,057           (7)       5,435
                                    ------       ------       ------      -------      -------
Investments
   Associated companies              3,839          278           77       (4,194)           -
   Independent power production          -            -          790            -          790
   Natural gas transmission, storage
     and processing                      -            -          256            -          256
   International energy distribution     -            -          255            -          255
  First Midland Limited
     Partnership                         -          242            -            -          242
  Midland Cogeneration
     Venture                             -          171            -            -          171
   Other                                 -            7           41            -           48
                                    ------       ------       ------      -------      -------
                                     3,839          698        1,419       (4,194)       1,762
                                    ------       ------       ------      -------      -------
Current Assets
   Cash and temporary cash
     investments                         2            7           58            -           67
   Accounts receivable                  62          (68)         406         (163)         237
   Accrued revenues                      -          212           27            -          239
   Inventories to average cost
     Gas in underground storage          -          197            -            -          197
     Materials and supplies              -           63           22            -           85
     Generating plant fuel
       stock                             -           35            -            -           35
   Deferred income taxes                 3           22           13            -           38
   Postretirement benefits               -           25            -            -           25
   Prepayments and other                 5          161           49            -          215
                                    ------       ------       ------      -------      -------
                                        72          654          575         (163)       1,138
                                    ------       ------       ------      -------      -------
Non-current Assets
   Nuclear decommissioning
     trust funds                         -          486            -            -          486
  Postretirement benefits                -          404            -            -          404
   Abandoned Midland project             -           93            -            -           93
   Other                               310          235          164         (234)         475
                                    ------       ------       ------      -------      -------
                                       310        1,218          164         (234)       1,458
                                    ------       ------       ------      -------      -------
Total Assets                        $4,227       $6,949       $3,215      $(4,598)     $ 9,793
                                    ======       ======       ======      =======      =======



[FN]

(1) Represents CMS Energy Corporation and CMS Energy Trust I with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                             CMS ENERGY CORPORATION
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)


                                              Consumers      CMS          Inter-
                                               Energy    Enterprises     company    CMS Energy
                                CMS Energy     Company     Company       Elimina-  Corporation
                                 Corp.(1)      Consol.     Consol.        tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    1       $  841       $    -      $  (841)      $    1
     Other paid-in-capital           2,478          452        2,311       (2,974)       2,267
     Currency translation              (96)           -          (98)          98          (96)
     Revaluation capital                (6)          58           35          (93)          (6)
     Retained earnings                (189)         363         (128)        (235)        (189)
                                    ------       ------       ------      -------       ------
                                     2,188        1,714        2,120       (4,045)       1,977
   Preferred stock                       -          238          149         (149)         238
   Company-obligated mandatorily
     redeemable Trust
    Preferred Securities of:
      Consumers Power Company
        Financing I (a)                  -          100            -            -          100
     Consumers Energy Company
       Financing II (a)                  -          120            -            -          120
  Company-obligated convertible
   Trust Preferred Securities of
   CMS Energy Trust I (b)              173            -            -            -          173
   Long-term debt                    1,781        1,369          356         (234)       3,272
   Non-current capital leases            -           74            1            -           75
                                    ------       ------       ------      -------       ------
                                     4,142        3,615        2,626       (4,428)       5,955
                                    ------       ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                               40          545           24            -          609
   Current capital leases                -           34            -            -           34
   Notes payable                        13          377           57          (65)         382
   Accounts payable                     11          171          223           (7)         398
   Accounts payable - related
     parties                            10           79           79          (88)          80
   Power purchases                       -           47            -            -           47
   Accrued interest                     22           32            5           (8)          51
   Accrued taxes                        16          244           12            -          272
   Accrued refunds                       -           12            -            -           12
   Other                                 7          136           49           (2)         190
                                    ------       ------       ------      -------       ------
                                       119        1,677          449         (170)       2,075
                                    ------       ------       ------      -------       ------
Non-current Liabilities
   Deferred income taxes               (50)         688          105            -          743
  Postretirement benefits               12          489           13            -          514
   Deferred investment tax credit        -          149            2            -          151
  Power purchases                        -          133            -            -          133
   Regulatory liabilities for
     income taxes, net                   -           54            -            -           54
   Other                                 4          144           20            -          168
                                    ------       ------       ------      -------       ------
                                       (34)       1,657          140            -        1,763
                                    ------       ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $4,227       $6,949       $3,215      $(4,598)      $9,793
                                    ======       ======       ======      =======       ======

[FN]

(a) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36 percent subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20 percent subordinated deferrable interest notes due 2027 from Consumers.

(b) The primary asset of CMS Energy Trust I is $178 million principal amount of
7.75 percent convertible subordinated debentures due 2027 from CMS Energy.

(1) Represents CMS Energy Corporation and Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                           CONSUMERS ENERGY COMPANY
                     Consolidating Balance Sheet - Assets
                              December 31, 1997
                                (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                Consumers         Gas         Hydro-      Midland        CMS       company     Energy
                                  Energy        Storage      carbons     Holdings      Midland     Elimina-    Company
                                Company(2)      Company        Inc.       Company        Inc.       tions      Consol.
Plant and Property (At Cost)
   Electric                         $6,491       $    -       $    -       $    -       $    -       $    -      $6,491
   Gas                               2,211          111            -            -            -            -       2,322
   Other                                24            -            -            -            -            -          24
                                    ------       ------       ------       ------       ------       ------      ------
                                     8,726          111            -            -            -            -       8,837
   Less accumulated depreciation,
     depletion and amortization      4,550           53            -            -            -            -       4,603
                                    ------       ------       ------       ------       ------       ------      ------
                                     4,176           58            -            -            -            -       4,234
   Construction work-in-progress       143            2            -            -            -            -         145
                                    ------       ------       ------       ------       ------       ------      ------
                                     4,319           60            -            -            -            -       4,379
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                592            -            -            -            -         (314)        278
   First Midland Limited
     Partnership                         -            -            -          242            -            -         242
   Midland Cogeneration
     Venture                             -            -            -            -          171            -         171
   Other                                 -            -            7            -            -            -           7
                                    ------       ------       ------       ------       ------       ------      ------
                                       592            -            7          242          171         (314)        698
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         6            -            1            -            -            -           7
   Accounts receivable                 (67)          10            -            -           10          (21)        (68)
   Accrued revenues                    212            -            -            -            -            -         212
   Inventories to average cost
     Gas in underground storage        197            -            -            -            -            -         197
     Materials and supplies             63            -            -            -            -            -          63
     Generating plant fuel
       stock                            35            -            -            -            -            -          35
   Deferred income taxes                 5            -            -           17            -            -          22
   Postretirement benefits              25            -            -            -            -            -          25
   Prepayments and other               161            -            -            -            -            -         161
                                    ------       ------       ------       ------       ------       ------      ------
                                       637           10            1           17           10          (21)        654
                                    ------       ------       ------       ------       ------      -------      ------
Non-current Assets
   Nuclear decommissioning
     trust funds                       486            -            -            -            -            -         486
  Postretirement benefits              399            5            -            -            -            -         404
   Abandoned Midland project            93            -            -            -            -            -          93
   Other                               461            1            -            -            -         (227)        235
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,439            6            -            -            -         (227)      1,218
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $6,987       $   76       $    8       $  259       $  181       $ (562)     $6,949
                                    ======       ======       ======       ======       ======       ======      ======

[FN]

     (2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                Consumers         Gas         Hydro-      Midland        CMS       company      Energy
                                  Energy        Storage      carbons     Holdings      Midland     Elimina-    Company
                                Company(2)      Company        Inc.       Company        Inc.       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $  841       $   15       $    -       $    -       $    -       $  (15)     $  841
     Other paid-in-capital             459            -            3           23          153         (186)        452
     Revaluation capital                58            -            -            -            -            -          58
     Retained earnings                 363           24            2           40           47         (113)        363
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,721           39            5           63          200         (314)      1,714
   Preferred stock                     238            -            -            -            -            -         238
   Company-obligated mandatorily
     redeemable Trust Preferred
     Securities of:
      Consumers Power Company
       Financing I (a)                 100            -            -            -            -            -         100
     Consumers Energy Company
      Financing II (a)                 120            -            -            -            -            -         120
   Long-term debt                    1,574           22            -            -            -         (227)      1,369
   Non-current capital leases           74            -            -            -            -            -          74
                                    ------       ------       ------       ------       ------       ------      ------
                                     3,827           61            5           63          200         (541)      3,615
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                              545            -            -            -            -            -         545
   Current capital leases               34            -            -            -            -            -          34
   Notes payable                       394            -            -            -            -          (17)        377
   Accounts payable                    168            4            -            -            -           (1)        171
   Accounts payable - related
     parties                            81            1            -            -            -           (3)         79
   Power purchases                      47            -            -            -            -            -          47
   Accrued interest                     32            -            -            -            -            -          32
   Accrued taxes                       250            -            -           (6)           -            -         244
   Accrued refunds                      12            -            -            -            -            -          12
   Other                               135            1            -            -            -            -         136
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,698            6            -           (6)           -          (21)      1,677
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Deferred income taxes               524            4            3          177          (20)           -         688
  Postretirement benefits              484            5            -            -            -            -         489
   Deferred investment tax credit      123            -            -           25            1            -         149
  Power purchases                      133            -            -            -            -            -         133
   Regulatory liabilities for
     income taxes, net                  54            -            -            -            -            -          54
   Other                               144            -            -            -            -            -         144
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,462            9            3          202          (19)           -       1,657
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $6,987       $   76       $    8       $  259       $  181       $ (562)     $6,949
                                    ======       ======       ======       ======       ======       ======      ======

[FN]

(a) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36 percent subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20 percent subordinated deferrable interest notes due 2027 from Consumers.

     (2) Represents Consumers Energy Company, CMS Engineering Company, ES Services Company, Consumers EnergyGuard Services, Inc. and MEC Development Corporation consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)


                                            CMS NOMECO       CMS           CMS                                  CMS Gas
                                    CMS       Oil and     Generation     Utility         CMS       CMS        Tran. & Stor.
                               Enterprises    Gas Co.         Co.        Services       Land      MS & T        Company
                                Company(3)    Consol.       Consol.        Inc.        Company   Company        Consol.
Plant and Property (At Cost)
   Oil and gas properties           $    -       $1,257       $    -       $    -       $    -       $    -      $    -
   Natural gas transmission,
     storage and processing              -            -            -            -            -            -         207
   Independent power production          -            -          123            -            -            -           -
  Other                                  -            -            -            -           16            4           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -        1,257          123            -           16            4         207
   Less accumulated depreciation,
     depletion and amortization          -          634            7            -            -            1          21
                                    ------       ------       ------       ------       ------       ------      ------
                                         -          623          116            -           16            3         186
   Construction work-in-progress         -            -          115            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         -          623          231            -           16            3         187
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies              2,322            -           16            -            -            -           -
   Independent power production          -            -          779            -            -            -          11
   Natural gas transmission,
     storage and processing              -            -            -            -            -            -         256
   International energy
     distribution                        -            -            -            -            -            -           -
   Other                                (4)           3            -            -           16           26           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,318            3          795            -           16           26         267
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         1            8           25            -            -            4          16
   Accounts receivable                   8           42          128            1            4          139          40
   Accrued revenues                      -           27            -            -            -            -           -
   Materials and supplies                -           14            7            -            -            -           1
   Deferred income taxes                 2            8            3            -            -            -           -
   Prepayments and other                 -           10            9            -            -           28           2
                                    ------       ------       ------       ------       ------       ------      ------
                                        11          109          172            1            4          171          59
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 7           12          115            -            -            1          25
                                    ------       ------       ------       ------       ------       ------      ------
                                         7           12          115            -            -            1          25
                                    ------       ------       ------       ------       ------       ------       -----
Total Assets                        $2,336       $  747       $1,313       $    1       $   36       $  201      $  538
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS                     Inter-       CMS
                                   Electric       CMS        company   Enterprises
                                    & Gas      Capital      Elimina-    Company
                                   Company      Corp.        tions      Consol.
Plant and Property (At Cost)
   Oil and gas properties           $    -       $    -      $     -       $1,257
   Natural gas transmission,
     storage and processing              -            -           (1)         206
   Independent power production          -            -            -          123
   Other                                 -            -           (2)          18
                                    ------       ------      -------       ------
                                         -            -           (3)       1,604
   Less accumulated depreciation,
     depletion and amortization          -            -            -          663
                                    ------       ------      -------       ------
                                         -            -           (3)         941
   Construction work-in-progress         -            -            -          116
                                    ------       ------      -------       ------
                                         -            -           (3)       1,057
                                    ------       ------      -------       ------
Investments
   Associated companies                  -            -       (2,261)          77
   Independent power production          -            -            -          790
   Natural gas transmission, storage
     and processing                      -            -            -          256
   International energy distribution   255            -            -          255
   Other                                 -            -            -           41
                                    ------       ------      -------       ------
                                       255            -       (2,261)       1,419
                                    ------       ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                         -            4            -           58
   Accounts receivable                   7           74          (37)         406
   Accrued revenues                      -            -            -           27
   Materials and supplies                -            -            -           22
   Deferred income taxes                 -            -            -           13
   Prepayments and other                 -            -            -           49
                                    ------       ------      -------       ------
                                         7           78          (37)         575
                                    ------       ------      -------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -
   Other                                 4            -            -          164
                                    ------       ------      -------       ------
                                         4            -            -          164
                                    ------       ------      -------       ------
Total Assets                        $  266       $   78      $(2,301)      $3,215
                                    ======       ======      =======       ======


[FN]

(3) Represents CMS Enterprises Company, KJL Limited, Inc., CMS Capital Financial Services, Inc., CMS Lake Muskegon Company and Monarch Management Company consolidated with CMS NOMECO Oil and Gas Company, CMS Generation Company, CMS Utility Services, Inc., CMS Land Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company and CMS Electric and Gas Company included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)


                                             CMS NOMECO       CMS           CMS                              CMS Gas
                                   CMS        Oil and     Generation     Utility         CMS      CMS        Tran. & Stor.
                               Enterprises     Gas Co.        Co.        Services       Land    MS & T       Company
                                Company(3)     Consol.      Consol.        Inc.        Company  Company       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital           2,312          174        1,272            4           23           44         442
     Currency translation              (98)           -          (88)           -            -            -          (9)
     Revaluation capital                35            -           (7)           -            -            -           -
     Retained earnings                (129)         239         (153)          (4)           8            3          24
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,120          413        1,024            -           31           47         457
   Preferred stock                     149            -            -            -            -            -           -
   Long-term debt                        -          186          150            -            -            -          20
   Non-current capital leases            -            -            1            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     2,269          599        1,175            -           31           47         477
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            5           16            -            -            -           3
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         8            1            2            -            -            5           3
   Accounts payable                      3           72           18            1            -          136          13
   Accounts payable - related
     parties                            54            4           13            -            -           10           2
   Accrued interest                      -            2            2            -            -            -           -
   Accrued taxes                        (2)         (17)          15            -            2            -          14
   Other                                 4            6           35            -            -            2           2
                                    ------       ------       ------       ------       ------       ------      ------
                                        67           73          101            1            2          153          37
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               2            5            2            1            -            1           2
   Deferred income taxes                (2)          69           21           (1)           3            -          15
   Deferred investment tax credit        -            -            2            -            -            -           -
   Other                                 -            1           12            -            -            -           7
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           75           37            -            3            1          24
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $2,336       $  747       $1,313       $    1       $   36       $  201      $  538
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS                     Inter-       CMS
                                  Electric       CMS        company   Enterprises
                                    & Gas      Capital      Elimina-    Company
                                   Company      Corp.        tions      Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -      $     -       $    -
     Other paid-in-capital             264           10       (2,234)       2,311
     Currency translation               (1)           -           98          (98)
     Revaluation capital                 -            -            7           35
     Retained earnings                  (1)           1         (116)        (128)
                                    ------       ------      -------       ------
                                       262           11       (2,245)       2,120
   Preferred stock                       -            -            -          149
   Long-term debt                        -            -            -          356
   Non-current capital leases            -            -            -            1
                                    ------       ------      -------       ------
                                       262           11       (2,245)       2,626
                                    ------       ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -           24
   Current capital leases                -            -            -            -
   Notes payable                         -           65          (27)          57
   Accounts payable                      2            -          (22)         223
   Accounts payable - related
     parties                             2            1           (7)          79
   Accrued interest                      -            1            -            5
   Accrued taxes                         -            -            -           12
   Other                                 -            -            -           49
                                    ------       ------      -------       ------
                                         4           67          (56)         449
                                    ------       ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -           13
   Deferred income taxes                 -            -            -          105
   Deferred investment tax credit        -            -            -            2
   Other                                 -            -            -           20
                                    ------       ------      -------       ------
                                         -            -            -          140
                                    ------       ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $  266       $   78      $(2,301)      $3,215
                                    ======       ======      =======       ======


[FN]

(3) Represents CMS Enterprises Company, KJL Limited, Inc., CMS Capital Financial Services, Inc., CMS Lake Muskegon Company and Monarch Management Company consolidated with CMS NOMECO Oil and Gas Company, CMS Generation Company, CMS Utility Services, Inc., CMS Land Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company and CMS Electric and Gas Company included on the equity method of accounting.

                         CMS NOMECO OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)



                                                CMS         Explota-  CMS NOMECO         CMS         CMS        CMS
                                CMS NOMECO     NOMECO       ciones       Inter-        NOMECO       NOMECO    NOMECO
                               Oil and Gas      Alba         Nomeco     national       Ecuador    Venezuela  Interna.
                                Company(4)       LDC          Inc.        Ltd.           LDC         LDC     Inc. Consol.
Plant and Property (At Cost)
   Oil and gas properties           $  790       $    7       $   41       $    -       $  155       $   45      $  105
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       790            7           41            -          155           45         105
   Less accumulated depreciation,
     depletion and amortization        559            -            7            -           24            5          13
                                    ------       ------       ------       ------       ------       ------      ------
                                       231            7           34            -          131           40          92
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       231            7           34            -          131           40          92
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                344            -            -          173            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       344            -            -          173            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            1            -            -            -           3
   Accounts receivable                  55            -            2            2           (3)          (3)         24
   Accrued revenues                     12            -            1            -            2            7           2
   Materials and supplies                1            -            -            -            2            1           6
   Deferred income taxes                 8            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           9
                                    ------       ------       ------       ------       ------       ------      ------
                                        76            -            4            2            1            5          44
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 4            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         4            1            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  655       $    8       $   38       $  175       $  132       $   45      $  136
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                         CMS NOMECO
                                     CMS                 Equatorial                      CMS        NOMECO
                                   NOMECO      NOMECO      Guinea         Terra        NOMECO      Colombia
                                     E.G.     China Oil   Oil & Gas      Energy,      Holdings        Oil
                                     LDC       Company       Co.           Ltd.         Ltd.        Company
Plant and Property (At Cost)
   Oil and gas properties           $    5       $    -       $   23       $   77       $    -       $    9
   Other                                 -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         5            -           23           77            -            9
   Less accumulated depreciation,
     depletion and amortization          -            -            5           12            -            9
                                    ------       ------       ------       ------       ------       ------
                                         5            -           18           65            -            -
   Construction work-in-progress         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         5            -           18           65            -            -
                                    ------       ------       ------       ------       ------       ------
Investments
   Associated companies                  -            -            -            -            5            -
   Other                                 -            -            -            3            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            3            5            -
                                    ------       ------       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            4            -            -
   Accounts receivable                   -            1            3           31            -            6
   Accrued revenues                      -            -            1            2            -            -
   Materials and supplies                -            -            -            4            -            -
   Deferred income taxes                 -            -            -            -            -            -
   Prepayments and other                 -            -            1            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            1            5           41            -            6
                                    ------       ------       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -
   Other                                 1            -            -            6            -            -
                                    ------       ------       ------       ------       ------       ------
                                         1            -            -            6            -            -
                                    ------       ------       ------       ------       ------       ------
Total Assets                        $    6       $    1       $   23       $  115       $    5       $    6
                                    ======       ======       ======       ======       ======       ======




                          (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                   Inter-      CMS NOMECO
                                  company      Oil and Gas
                                  Elimina-      Company
                                   tions        Consol.
Plant and Property (At Cost)
   Oil and gas properties           $    -       $1,257
   Other                                 -            -
                                    ------       ------
                                         -        1,257
   Less accumulated depreciation,
     depletion and amortization          -          634
                                    ------       ------
                                         -          623
   Construction work-in-progress         -            -
                                    ------       ------
                                         -          623
                                    ------       ------
Investments
   Associated companies               (522)           -
   Other                                 -            3
                                    ------       ------
                                      (522)           3
                                    ------       ------
Current Assets
   Cash and temporary cash
     investments                         -            8
   Accounts receivable                 (76)          42
   Accrued revenues                      -           27
   Materials and supplies                -           14
   Deferred income taxes                 -            8
   Prepayments and other                 -           10
                                    ------       ------
                                       (76)         109
                                    ------       ------
Non-current Assets
   Postretirement benefits               -            -
   Other                                 -           12
                                    ------       ------
                                         -           12
                                    ------       ------
Total Assets                        $ (598)      $  747
                                    ======       ======

[FN]

(4) Represents CMS NOMECO Oil and Gas Company, NOMECO Thailand Oil Company and CMS NOMECO Pipeline Company consolidated with CMS NOMECO International, Inc. included on the equity method of accounting.

                         CMS NOMECO OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)



                                                 CMS        Explota-                    CMS      CMS NOMECO     CMS
                                CMS NOMECO     NOMECO        ciones        Terra      NOMECO        Inter-    NOMECO
                               Oil and Gas      Alba         Nomeco       Energy,     Ecuador      national  Interna.
                                Company(4)       LDC           Inc.         Ltd.        LDC          Ltd.    Inc. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    1      $    -
     Other paid-in-capital             177            6           32           64          111          137          35
     Retained earnings                 238            1            3           19           12            5          25
                                    ------       ------       ------       ------       ------       ------      ------
                                       415            7           35           83          123          143          60
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                      180            -            -            2            -            -           4
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       595            7           35           85          123          143          64
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           4
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         1            -            -            -            -           28           -
   Accounts payable                     25            -            1           17            3            -          22
   Accounts payable - related
     parties                            (5)           -            -            -            -            4          42
   Accrued interest                      2            -            -            -            -            -           -
   Accrued taxes                       (19)           -            -            -            2            -           -
   Other                                 3            -            -            2            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         7            -            1           19            5           32          69
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               5            -            -            -            -            -           -
   Deferred income taxes                48            -            2           11            4            -           4
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            1            -            -            -            -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
                                        53            1            2           11            4            -           3
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  655       $    8       $   38       $  115       $  132       $  175      $  136
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                          CMS NOMECO
                                     CMS                  Equatorial      CMS                       NOMECO       CMS
                                   NOMECO       NOMECO      Guinea       NOMECO        NOMECO      Colombia     NOMECO
                                     E.G.     China Oil    Oil & Gas    Pipeline      Holdings        Oil     Venezuela
                                     LDC       Company        Co.        Company         Ltd.       Company      LDC
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital               4            3            -            -           (1)          30          41
     Retained earnings                   1           (2)          10            -            4          (23)          2
                                    ------       ------       ------       ------       ------       ------      ------
                                         5            1           10            -            3            7          43
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         5            1           10            -            3            7          43
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            1            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            -            4            -            -            -           -
   Accounts payable                      -            -            3            -            -            -           1
   Accounts payable - related
     parties                             -            -            3            -            2            2           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -           11            -            2            2           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            -            2            -            -           (3)          1
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            2            -            -           (3)          1
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $    6       $    1       $   23       $    -       $    5       $    6      $   45
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                   Inter-      CMS NOMECO
                                  company     Oil and Gas
                                  Elimina-      Company
                                   tions        Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $   (1)      $    -
     Other paid-in-capital            (465)         174
     Retained earnings                 (56)         239
                                    ------       ------
                                      (522)         413
   Preferred stock                       -            -
   Long-term debt                        -          186
   Non-current capital leases            -            -
                                    ------       ------
                                      (522)         599
                                    ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            5
   Current capital leases                -            -
   Notes payable                       (32)           1
   Accounts payable                      -           72
   Accounts payable - related
     parties                           (44)           4
   Accrued interest                      -            2
   Accrued taxes                         -          (17)
   Other                                 -            6
                                    ------       ------
                                       (76)          73
                                    ------       ------
Non-current Liabilities
   Postretirement benefits               -            5
   Deferred income taxes                 -           69
   Deferred investment tax credit        -            -
   Other                                 -            1
                                    ------       ------
                                         -           75
                                    ------       ------
Total Stockholders' Equity
   and Liabilities                  $ (598)      $  747
                                    ======       ======

[FN]

(4) Represents CMS NOMECO Oil and Gas Company and NOMECO Thailand Oil Company consolidated with CMS NOMECO International, Inc. included on the equity method of accounting.

                         CMS NOMECO INTERNATIONAL, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)



                                   CMS      CMS NOMECO       CMS         CMS NOMECO       CMS         Inter-      CMS
                                 NOMECO     International   NOMECO      International    NOMECO      company     NOMECO
                             International    Congo,       Inter. Eq.    Tunisia,        Transp.,     Elimina-  Interna.
                                  Inc.         Inc.        Guinea, Inc.    Inc.           Inc.        tions    Inc. Consol.
Plant and Property (At Cost)
   Oil and gas properties           $    3       $   56       $   23       $   23       $    -       $    -      $  105
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3           56           23           23            -            -         105
   Less accumulated depreciation,
     depletion and amortization          1           10            2            -            -            -          13
                                    ------       ------       ------       ------       ------       ------      ------
                                         2           46           21           23            -            -          92
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         2           46           21           23            -            -          92
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                 53            -            -            -            -          (53)          -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        53            -            -            -            -          (53)          -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            1            1            1            -            -           3
   Accounts receivable                  51            7           12            2            -          (48)         24
   Accrued revenues                      -            1            1            -            -            -           2
   Materials and supplies                -            4            -            2            -            -           6
   Prepayments and other                 -            8            1            -            -            -           9
                                    ------       ------       ------       ------       ------       ------      ------
                                        51           21           15            5            -          (48)         44
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  106       $   67       $   36       $   28       $    -       $ (101)     $  136
                                    ======       ======       ======       ======       ======       ======      ======



                         CMS NOMECO INTERNATIONAL, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)



                                   CMS      CMS NOMECO       CMS         CMS NOMECO        CMS         Inter        CMS
                                 NOMECO     International   NOMECO       International    NOMECO      company      NOMECO
                             International    Congo,       Inter. Eq.      Tunisia,       Int'l       Elimina-   Interna.
                                 Inc.(5)       Inc.       Guinea, Inc.       Inc.       Yemen, Inc.     tions     Inc. Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              36           20            5            9            -          (35)         35
     Retained earnings                  24           12            7            -            -          (18)         25
                                    ------       ------       ------       ------       ------       ------      ------
                                        60           32           12            9            -          (53)         60
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            4            -            -            -            -           4
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        60           36           12            9            -          (53)         64
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            3            1            -            -            -           4
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            -            -            -            -            -           -
   Accounts payable                      -           12            7            3            -            -          22
   Accounts payable - related
     parties                            45           16           14           15            -          (48)         42
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         -            -            -            -            -            -           -
   Other                                 1            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        46           31           22           18            -          (48)         69
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 -            1            2            1            -            -           4
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -           (1)           -            -            -            -          (1)
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            2            1            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  106       $   67       $   36       $   28       $    -       $ (101)     $  136
                                    ======       ======       ======       ======       ======       ======      ======


[FN]

     (5) Represents CMS NOMECO International, Inc. and CMS NOMECO International Transportation, Inc. consolidated.

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)



                                                  CMSG        CMSG                      CMSG                    CMSG
                                    CMS          Honey        Filer        CMSG       Grayling       CMSG       Filer
                                Generation        Lake        City       Grayling     Holdings    Operating  City Oper.
                                  Co. (6)       Company      Company      Company     Company      Company    Company
Plant and Property (At Cost)
  Independent power production      $    1       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                925            -            -            -            -            -           -
   Other                                23           36           13            -            9            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       948           36           13            -            9            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                        (1)           -            -            -            -            1           -
   Accounts receivable                 138            -            -            -            -            7           1
   Materials and supplies                -            -            -            -            -            -           -
   Deferred income taxes                 3            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       140            -            -            -            -            8           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                65            -            -            2            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        65            -            -            2            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $1,154       $   36       $   13       $    2       $    9       $    8      $    1
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)



                                  CMSG                                     Mid-         CMSG                   HYDRA-CO
                                Resource        CMS          CMSG        Michigan      Invest.       CMSG       Enter-
                              Development   Generation    Recycling     Recycling      Company       Cebu       prises
                                Company         S.A.       Company        L.L.C.          I           LDC       Consol.
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $    -       $    3       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            2            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            2            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            2            -          233            -           -
   Other                                 -           44            -            -          466           13         136
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           44            2            -          699           13         136
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -            4            -           2
   Accounts receivable                  17            1            -            1          354            1          17
   Materials and supplies                -            -            -            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        17            1            -            1          358            1          19
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 -            -            -            2            -            -          20
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            2            -            -          20
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   17       $   45       $    2       $    5       $1,057       $   14      $  175
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                           Centrales                 Oxford/        CMSG        CMSG
                                    CMSG          CMSG      Termicas       CMSG        CMS         Invest.   Cebu Oper.
                                  Holdings      Altoona     Mendoza     Pinamucan  Development     Company      LDC
                                  Company       Company       S.A.         LDC         L.P.          III      Company
Plant and Property (At Cost)
  Independent power production      $    -       $    -       $   46       $    -       $    2       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            5            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -           41            -            2            -           -
   Construction work-in-progress         -            -          115            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -          156            -            2            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                  -            -            -            -            -           23           -
   Other                                 9            -            -            8            6           16           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         9            -            -            8            6           39           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            6            -            1            -           -
   Accounts receivable                   7           52           27            2            1            7           1
   Materials and supplies                -            -            7            -            -            -           -
   Deferred income taxes                 -            -            -            -            -            -           -
   Prepayments and other                 -            -            9            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         7           52           49            2            2            7           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                 3            -           12            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         3            -           12            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $   19       $   52       $  217       $   10       $   10       $   47      $    1
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                Inter-        CMS
                                    CMS        company    Generation
                                  Ensenada     Elimina-     Company
                                    S.A.        tions       Consol.
Plant and Property (At Cost)
   Independent power production     $   71      $     -       $  123
   Less accumulated depreciation,
     depletion and amortization          1            -            7
                                    ------      -------       ------
                                        70            -          116
   Construction work-in-progress         -            -          115
                                    ------      -------       ------
                                        70            -          231
                                    ------      -------       ------
Investments
   Associated companies                  -       (1,167)          16
   Other                                 -            -          779
                                    ------      -------       ------
                                         -       (1,167)         795
                                    ------      -------       ------
Current Assets
   Cash and temporary cash
     investments                        12            -           25
   Accounts receivable                  21         (527)         128
   Materials and supplies                -            -            7
   Deferred income taxes                 -            -            3
   Prepayments and other                 -            -            9
                                    ------      -------       ------
                                        33         (527)         172
                                    ------      -------       ------
Non-current Assets
   Postretirement benefits               -            -            -
   Other                                18           (8)         115
                                    ------      -------       ------
                                        18           (8)         115
                                    ------      -------       ------
Total Assets                        $  121      $(1,702)      $1,313
                                    ======      =======       ======



[FN]

(6) Represents CMS Generation Company, CMSG GP Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Investment Company II, CMSG Montreal Company, CMSG Horizon Energy Holdings, Ltd., Jegurupadu CMS Generation Company, Ltd. and OTR of Massachusetts, Inc. consolidated with HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)



                                                  CMSG          CMSG                    CMSG                    CMSG
                                    CMS          Honey         Filer       CMSG       Grayling      CMSG        Filer
                                Generation        Lake          City     Grayling     Holdings   Operating   City Oper.
                                  Co.(6)        Company         Inc.      Company      Company    Company      Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    1      $    -
     Other paid-in-capital           1,275            9            6            4            7            3           -
     Currency translation              (88)           -            -            -            -            -           -
     Revaluation capital                (7)           -            -            -            -            -           -
     Retained earnings                (155)          14            4           (3)          (2)           -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,025           23           10            1            5            4           -
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                       75            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                     1,100           23           10            1            5            4           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                               16            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         1            -            -            -            -            -           -
   Accounts payable                      7            -            -            -            -            -           -
   Accounts payable - related
     parties                            24            -            -            1            -            -           -
   Accrued interest                      2            -            -            -            -            -           -
   Accrued taxes                        (3)           3            1            -            -            1           -
   Other                                 1            -            -            -            -            3           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        48            3            1            1            -            4           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               2            -            -            -            -            -           -
   Deferred income taxes                 4            8            2            -            4            -           -
   Deferred investment tax credit        -            2            -            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6           10            2            -            4            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $1,154       $   36       $   13       $    2       $    9       $    8      $    1
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)



                                   CMSG                                   Mid-          CMSG                   HYDRA-CO
                                 Resource        CMS          CMSG      Michigan       Invest.       CMSG       Enter-
                               Development   Generation    Recycling   Recycling       Company       Cebu       prises
                                 Company         S.A.       Company      L.L.C.           I           LDC       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital               7           45            2            4          934           16         191
     Currency translation                -            -            -            -         (247)          (6)          -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                   2           (1)           -            -          (25)           3         (51)
                                    ------       ------       ------       ------       ------       ------      ------
                                         9           44            2            4          662           13         140
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         9           44            2            5          662           13         140
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            -            -            -          391            -           -
   Accounts payable                      -            -            -            -            -            -           -
   Accounts payable - related
     parties                             2            1            -            -            1            1           3
   Accrued interest                      -            -            -            -            2            -           -
   Accrued taxes                         -            -            -            -            3            -           8
   Other                                 9            -            -            -            8            -          13
                                    ------       ------       ------       ------       ------       ------      ------
                                        11            1            -            -          405            1          24
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                (3)           -            -            -          (10)           -          10
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        (3)           -            -            -          (10)           -          11
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   17       $   45       $    2       $    5       $1,057       $   14      $  175
                                    ======       ======       ======       ======       ======       ======      ======


                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                           Centrales                 Oxford/         CMSG        CMSG
                                    CMSG          CMSG      Termicas      CMSG         CMS          Invest.    Cebu Oper.
                                  Holdings      Altoona     Mendoza    Pinamucan   Development      Company      LDC
                                  Company       Company       S.A.        LDC          L.P.           III      Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital              12           50           54           10           10           48           1
     Currency translation                -            -            -            -            -           (4)          -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                 (12)           1           (1)          (1)           -            2           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           51           53            9           10           46           1
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        8            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------      -------       ------      ------
                                         8           51           53            9           10           46           1
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            1          103            -            -            -           -
   Accounts payable                      -            -           47            -            -            -           -
   Accounts payable - related
     parties                             1            -            3            1            -            -           -
   Accrued interest                      5            -            -            -            -            -           -
   Accrued taxes                         -            -            2            -            -            -           -
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         6            1          155            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                 5            -            -            -            -            1           -
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            9            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         5            -            9            -            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $   19       $   52       $  217       $   10       $   10       $   47      $    1
                                    ======       ======       ======       ======       ======       ======      ======






                          (Continued on Following Page)

                             CMS GENERATION COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                Inter-        CMS
                                    CMS        company     Generation
                                  Ensenada     Elimina-      Company
                                    S.A.         tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -      $    (1)      $    -
     Other paid-in-capital              40       (1,456)       1,272
     Currency translation                -          257          (88)
     Revaluation capital                 -            -           (7)
     Retained earnings                   -           72         (153)
                                    ------      -------       ------
                                        40       (1,128)       1,024
   Preferred stock                       -            -            -
   Long-term debt                       75           (8)         150
   Non-current capital leases            -            -            1
                                    ------      -------       ------
                                       115       (1,136)       1,175
                                    ------      -------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -           16
   Current capital leases                -            -            -
   Notes payable                         -         (494)           2
   Accounts payable                      4          (40)          18
   Accounts payable - related
     parties                             -          (25)          13
   Accrued interest                      -           (7)           2
   Accrued taxes                         -            -           15
   Other                                 -            -           35
                                    ------      -------       ------
                                         4         (566)         101
                                    ------      -------       ------
Non-current Liabilities
   Postretirement benefits               -            -            2
   Deferred income taxes                 -            -           21
   Deferred investment tax credit        -            -            2
   Other                                 2            -           12
                                    ------      -------       ------
                                         2            -           37
                                    ------      -------       ------
Total Stockholders' Equity
   and Liabilities                  $  121      $(1,702)      $1,313
                                    ======      =======       ======


[FN]
(6) Represents CMS Generation Company, CMSG GP Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Investment Company II, CMSG Montreal Company, CMSG Horizon Energy Holdings, Ltd., Jegurupadu CMS Generation Company Ltd. and OTR of Massachusetts, Inc. consolidated with HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)



                                HYDRO-CO                      CMS          New           HCE        Inter-     HYDRA-CO
                                 Enter-          HCE      Generation      Bern        Rockfort     company      Enter-
                                 prises        Hudson,     Oper. Co.     Project       Diesel,     Elimina-     prises
                                 Inc.(7)         Inc.          II       Mgt. Inc.        Inc.       tions       Consol.
Plant and Property (At Cost)
   Independent power production     $    -       $    -       $    -       $    -       $    -       $    -      $    -
   Less accumulated depreciation,
     depletion and amortization          -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
   Construction work-in-progress         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                 39            -            -            -            -          (39)          -
   Other                               108            7            3            1           17            -         136
                                    ------       ------       ------       ------       ------       ------      ------
                                       147            7            3            1           17          (39)        136
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            2            -            -            -           2
   Accounts receivable                  16            1            5            -            -           (5)         17
   Materials and supplies                -            -            -            -            -            -           -
   Prepayments and other                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        16            1            7            -            -           (5)         19
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                15            2            -            -            3            -          20
                                    ------       ------       ------       ------       ------       ------      ------
                                        15            2            -            -            3            -          20
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  178       $   10       $   10       $    1       $   20       $  (44)     $  175
                                    ======       ======       ======       ======       ======       ======      ======

[FN]

     (7) Represents HYDRA-CO Enterprises, Inc., HCE Jamaica Development, Inc., HCE Jamaica, Inc., HCE Lakewood, Inc., Lakewood Project Management Inc., HCE Appomattox, Inc. and HCE Imperial Valley, Inc. consolidated.

                           HYDRO-CO ENTERPRISES, INC.
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)



                                 HYDRO-CO                     CMS          New           HCE        Inter-     HYDRA-CO
                                  Enter-         HCE      Generation      Bern        Rockfort     company      Enter-
                                  prises       Hudson,     Oper. Co.     Project       Diesel,     Elimina-     prises
                                  Inc.(7)        Inc.          II       Mgt. Inc.        Inc.       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             195            8            5            -           19          (36)        191
     Currency translation                -            -            -            -            -            -           -
     Revaluation capital                 -            -            -            -            -            -           -
     Retained earnings                 (50)           2           (2)           1            1           (3)        (51)
                                    ------       ------       ------       ------       ------       ------      ------
                                       145           10            3            1           20          (39)        140
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -            -            -            -            -            -           -
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       145           10            3            1           20          (39)        140
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         -            -            -            -            -            -           -
   Accounts payable                      -            -            -            -            -            -           -
   Accounts payable - related
     parties                             4            -            4            -            -           (5)          3
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         8            -            -            -            -            -           8
   Other                                10            -            3            -            -            -          13
                                    ------       ------       ------       ------       ------       ------      ------
                                        22            -            7            -            -           (5)         24
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            -            -           -
   Deferred income taxes                10            -            -            -            -            -          10
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 1            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                        11            -            -            -            -            -          11
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  178       $   10       $   10       $    1       $   20       $  (44)     $  175
                                    ======       ======       ======       ======       ======       ======      ======


[FN]

     (7) Represents HYDRA-CO Enterprises, Inc., HCE Jamaica Development, Inc., HCE Jamaica, Inc., HCE Lakewood, Inc., Lakewood Project Management Inc., HCE Appomattox, Inc. and HCE Imperial Valley, Inc. consolidated.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)




                                 CMS Gas                      CMS          CMS       CMS Gas         CMS        CMS
                              Transmission       CMS        Saginaw      Saginaw   Transmission      Gas      Jackson
                                & Storage      Antrim         Bay        Bay Lat.    del Sur      Argentina  Pipeline
                                 Company       Company      Company      Company     Company       Company    Company
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $   27       $   52       $    -       $    -       $   59       $    -      $   10
   Other                                 -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        27           52            -            -           59            -          10
   Less accumulated depreciation,
     depletion and amortization          3            7            -            -            5            -           2
                                    ------       ------       ------       ------       ------       ------      ------
                                        24           45            -            -           54            -           8
   Construction work-in-progress         1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        25           45            -            -           54            -           8
                                    ------       ------       ------       ------       ------       ------      ------
Investments
   Associated companies                326            -            -            -            -            -           -
   Other                                82            -           12            2           21          150           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       408            -           12            2           21          150           -
                                    ------       ------       ------       ------       ------       ------      ------
Current Assets
   Cash and temporary cash
     investments                         -            -            -            -           13            -           1
   Accounts receivable                  30            2            -            1            2            -           -
   Materials and supplies                -            -            -            -            1            -           -
   Prepayments and other                 -            2            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        30            4            -            1           16            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -            -           -
   Other                                11            -            -            -           12            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        11            -            -            -           12            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Total Assets                        $  474       $   49       $   12       $    3       $  103       $  150      $    9
                                    ======       ======       ======       ======       ======       ======      ======





                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                      Consolidating Balance Sheet - Assets
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS                    Cherokee       Inter-      CMS Gas
                                Grand Lacs     Petal          Gas        company    Tran. & Stor.
                                  Holding   Gas Storage   Processing     Elimina-     Company
                                  Company     Company        L.L.C.       tions       Consol.
Plant and Property (At Cost)
   Natural gas transmission,
     storage and processing         $    -       $   21       $   38       $    -       $  207
   Other                                 -            -            -            -            -
                                    ------       ------       ------       ------       ------
                                         -           21           38            -          207
   Less accumulated depreciation,
     depletion and amortization          -            2            2            -           21
                                    ------       ------       ------       ------       ------
                                         -           19           36            -          186
   Construction work-in-progress         -            -            -            -            1
                                    ------       ------       ------       ------       ------
                                         -           19           36            -          187
                                    ------       ------       ------       ------       ------
Investments
   Associated companies                  -            -            -         (326)           -
   Other                                 -            -            -            -          267
                                    ------       ------       ------       ------       ------
                                         -            -            -         (326)         267
                                    ------       ------       ------       ------       ------
Current Assets
   Cash and temporary cash
     investments                         1            -            1            -           16
   Accounts receivable                   2            3            4           (4)          40
   Materials and supplies                -            -            -            -            1
   Prepayments and other                 -            -            -            -            2
                                    ------       ------       ------       ------       ------
                                         3            3            5           (4)          59
                                    ------       ------       ------       ------       ------
Non-current Assets
   Postretirement benefits               -            -            -            -            -
   Other                                 2            -            -            -           25
                                    ------       ------       ------       ------       ------
                                         2            -            -            -           25
                                    ------       ------       ------       ------       ------
Total Assets                        $    5       $   22       $   41       $ (330)      $  538
                                    ======       ======       ======       ======       ======



                   CMS GAS TRANSMISSION AND STORAGE COMPANY
             Consolidating Balance Sheet - Equity and Liabilities
                              December 31, 1997
                                (In Millions)



                                 CMS Gas                       CMS         CMS       CMS Gas         CMS         CMS
                              Transmission       CMS         Saginaw     Saginaw   Transmission      Gas       Jackson
                                & Storage      Antrim          Bay       Bay Lat.    del Sur      Argentina   Pipeline
                                 Company       Company       Company     Company     Company       Company     Company
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -       $    -      $    -
     Other paid-in-capital             442            8           10            3           91          136           2
     Currency translation               (9)           -            -            -           (9)           -           -
     Retained earnings                  24           16            -           (1)           3           14           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       457           24           10            2           85          150           2
   Preferred stock                       -            -            -            -            -            -           -
   Long-term debt                        -           16            -            -            -            -           4
   Non-current capital leases            -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                       457           40           10            2           85          150           6
                                    ------       ------       ------       ------       ------       ------      ------
Current Liabilities
   Current portion of long-term
     debt                                -            3            -            -            -            -           -
   Current capital leases                -            -            -            -            -            -           -
   Notes payable                         2            1            -            -            -            -           -
   Accounts payable                     (4)           -            -            -           16            -           -
   Accounts payable - related
     parties                             2            -            -            -            -            -           -
   Accrued interest                      -            -            -            -            -            -           -
   Accrued taxes                         7            1            -            -            2            -           1
   Other                                 1            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         8            5            -            -           18            -           1
                                    ------       ------       ------       ------       ------       ------      ------
Non-current Liabilities
   Postretirement benefits               2            -            -            -            -            -           -
   Deferred income taxes                 7            4            2            1            -            -           1
   Deferred investment tax credit        -            -            -            -            -            -           -
   Other                                 -            -            -            -            -            -           1
                                    ------       ------       ------       ------       ------       ------      ------
                                         9            4            2            1            -            -           2
                                    ------       ------       ------       ------       ------       ------      ------
Total Stockholders' Equity
   and Liabilities                  $  474       $   49       $   12       $    3       $  103       $  150      $    9
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
              Consolidating Balance Sheet - Equity and Liabilities
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                    CMS                    Cherokee       Inter-     CMS Gas
                                Grand Lacs     Petal          Gas        company    Tran. & Stor.
                                  Holding   Gas Storage   Processing     Elimina-     Company
                                  Company     Company        L.L.C.       tions       Consol.
Capitalization
   Common Stockholders' Equity
     Common stock                   $    -       $    -       $    -       $    -       $    -
     Other paid-in-capital               -           20           26         (296)         442
     Currency translation                -            -            -            9           (9)
     Retained earnings                   2            -            5          (39)          24
                                    ------       ------       ------       ------       ------
                                         2           20           31         (326)         457
   Preferred stock                       -            -            -            -            -
   Long-term debt                        -            -            -            -           20
   Non-current capital leases            -            -            -            -            -
                                    ------       ------       ------       ------       ------
                                         2           20           31         (326)         477
                                    ------       ------       ------       ------       ------
Current Liabilities
   Current portion of long-term
     debt                                -            -            -            -            3
   Current capital leases                -            -            -            -            -
   Notes payable                         -            -            -            -            3
   Accounts payable                      -            -            1            -           13
   Accounts payable - related
     parties                             3            1            -           (4)           2
   Accrued interest                      -            -            -            -            -
   Accrued taxes                         -            1            2            -           14
   Other                                 -            -            1            -            2
                                    ------       ------       ------       ------       ------
                                         3            2            4           (4)          37
                                    ------       ------       ------       ------       ------
Non-current Liabilities
   Postretirement benefits               -            -            -            -            2
   Deferred income taxes                 -            -            -            -           15
   Deferred investment tax credit        -            -            -            -            -
   Other                                 -            -            6            -            7
                                    ------       ------       ------       ------       ------
                                         -            -            6            -           24
                                    ------       ------       ------       ------       ------
Total Stockholders' Equity
   and Liabilities                  $    5       $   22       $   41       $ (330)      $  538
                                    ======       ======       ======       ======       ======



                             CMS ENERGY CORPORATION
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                              Consumers      CMS          Inter-
                                               Energy    Enterprises     company     CMS Energy
                                CMS Energy     Company     Company       Elimina-    Corporation
                                 Corp.(1)       Consol.     Consol.       tions        Consol.
Balance at January 1, 1997          $ (338)      $  297       $ (122)      $ (175)      $ (338)

Net Income (Loss)                      280          321          100         (390)         311

Less Dividends Paid
   Common Stock - CMS Energy           109            -            -            -          109
                  Class G               10            -            -            -           10
   Preferred Stock                       -           25           13          (13)          25
   Preferred Securities Distribution     6           12            -            -           18
   Associated Companies                  6          218           93         (317)           -
                                    ------       ------       ------       ------       ------
                                       131          255          106         (330)         119
                                    ------       ------       ------       ------       ------
Balance at December 31, 1997        $ (189)      $  363       $ (128)      $ (235)      $ (189)
                                    ======       ======       ======       ======       ======


[FN]

(1) Represents CMS Energy Corporation with Consumers Energy Company and CMS Enterprises Company included on the equity method of accounting.

                            CONSUMERS ENERGY COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                               Michigan       Huron         CMS                     Inter-    Consumers
                                 Consumers        Gas         Hydro-      Midland        CMS       company       Power
                                   Energy       Storage      carbons     Holdings      Midland     Elimina-     Company
                                Company(2)      Company        Inc.       Company        Inc.       tions       Consol.
Balance at January 1, 1997          $  299       $   18       $    1       $   32       $   23       $  (76)     $  297

Net Income (Loss)                      321            6            1            8           24          (39)        321

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                      25            -            -            -            -            -          25
   Preferred Securities Distribution    12            -            -            -            -            -          12
   Associated Companies                218            -            -            -            -            -         218
                                    ------       ------       ------       ------       ------       ------      ------
                                       255            -            -            -            -            -         255
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $  363       $   24       $    2       $   40       $   47       $ (113)     $  363
                                    ======       ======       ======       ======       ======       ======      ======


[FN]

     (2) Represents Consumers Energy Company, CMS Engineering Company, Consumers EnergyGuard Services, Inc. and ES Services Company consolidated with Michigan Gas Storage Company, CMS Midland Holdings Company, CMS Midland, Inc. and Huron Hydrocarbons, Inc. included on the equity method of accounting.

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                             CMS NOMECO       CMS           CMS         CMS                   CMS Gas
                                   CMS        Oil and     Generation      Utility    Electric      CMS       Tran. & Stor.
                               Enterprises    Gas Co.       Company      Services      & Gas     MS & T       Company
                                Company(3)    Consol.       Consol.         Inc.      Company    Company      Consol.
Balance at January 1, 1997          $ (121)      $  203       $ (121)      $   (3)      $    -       $    6      $   14

Net Income (Loss)                       99           36           44            1            -           (3)         21

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                      13            -            -            -            -            -           -
   Associated Companies                 94            -           76            2            1            -          11
                                    ------       ------       ------       ------       ------       ------      ------
                                       107            -           76            2            1            -          11
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $ (129)      $  239       $ (153)      $   (4)      $   (1)      $    3      $   24
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS ENTERPRISES COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                                             Inter-        CMS
                                     CMS          CMS       company     Enterprises
                                    Land        Capital     Elimina-      Company
                                   Company       Corp.       tions        Consol.
Balance at January 1, 1997          $    9       $    -       $ (109)      $ (122)

Net Income (Loss)                        2            1         (101)         100

Less Dividends Paid
   Common Stock                          -            -            -            -
   Preferred Stock                       -            -            -           13
   Associated Companies                  3            -          (94)          93
                                    ------       ------       ------       ------
                                         3            -          (94)         106
                                    ------       ------       ------       ------
Balance at December 31, 1997        $    8       $    1      $  (116)      $ (128)
                                    ======       ======       ======       ======


[FN]

(3) Represents CMS Enterprises Company, CMS Capital Financial Services, Inc., KJL Limited, Inc. and Monarch Management Company consolidated with CMS NOMECO Oil and Gas Company, CMS Generation Company, CMS Utility Services, Inc., CMS Land Company, CMS Capital Corporation, CMS Marketing, Services and Trading Company, CMS Gas Transmission and Storage Company and CMS Electric and Gas Company included on the equity method of accounting.

                         CMS NOMECO OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                                                                      NOMECO
                                                             NOMECO                 Equatorial                  NOMECO
                                CMS NOMECO      NOMECO       Inter-       NOMECO      Guinea        NOMECO     Colombia
                               Oil and Gas    Australia     national      Ecuador    Oil & Gas     Holdings      Oil
                                Company(4)    Pty. Ltd.       Ltd.          LDC          Co.          Ltd.      Company
Balance at January 1, 1997          $  204       $   (1)      $   (3)      $    7       $    7       $    4      $  (22)

Net Income (Loss)                       34            1            8            5            3            -          (1)

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $  238       $    -       $    5       $   12       $   10       $    4      $  (23)
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                  NOMECO                    Explota-                  CMS                         CMS
                               Exploration      NOMECO       ciones        Terra     NOMECO     CMS NOMECO       NOMECO
                                (Thailand)    China Oil      Nomeco       Energy,   Interna.     Venezuela        Alba
                                 Limited       Company        Inc.          Ltd.   Inc. Consol.     LDC            LDC
Balance at January 1, 1997          $    -       $   (2)      $    2       $   10       $   11       $   (1)     $    -

Net Income (Loss)                        -            -            1            9           14            3           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -            -            -            -            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $    -       $   (2)      $    3       $   19       $   25       $    2      $    1
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                         CMS NOMECO OIL AND GAS COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                     CMS        Inter-   CMS NOMECO
                                   NOMECO      company   Oil and Gas
                                     E.G.      Elimina-    Company
                                     LDC        tions        Consol.
Balance at January 1, 1997          $    -       $  (13)      $  203

Net Income (Loss)                        1          (43)          36

Less Dividends Paid
   Common Stock                          -            -            -
   Preferred Stock                       -            -            -
   Associated Companies                  -            -            -
                                    ------       ------       ------
                                         -            -            -
                                    ------       ------       ------
Balance at December 31, 1997        $    1       $  (56)      $  239
                                    ======       ======       ======

[FN]

(4) Represents CMS NOMECO Oil and Gas Company, NOMECO Thailand Oil Company, CMS NOMECO Pipeline Company and CMS NOMECO Argentina LDC consolidated with CMS NOMECO International, Inc. included on the equity method of accounting.

                         CMS NOMECO INTERNATIONAL, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                   CMS      CMS NOMECO       CMS           CMS          Inter-        CMS
                                 NOMECO     International   NOMECO        NOMECO       company       NOMECO
                             International    Congo,       Inter Eq.    Int'l Yemen,    Elimina-   Inter., Inc.
                                 Inc.(5)       Inc.       Guinea, Inc.      Inc.        tions        Consol.
Balance at January 1, 1997          $   11       $    8       $    4       $    -       $  (12)      $   11

Net Income (Loss)                       13            4            3            9          (15)          14

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                  -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -            -            -
                                    ------       ------       ------       ------       ------       ------
Adjustments to Retained Earnings         -            -            -           (9)           9            -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1997        $   24       $   12       $    7       $    -      $   (18)      $   25
                                    ======       ======       ======       ======       ======       ======


[FN]

     (5) Represents CMS NOMECO International, Inc., CMS NOMECO International Tunisia, Inc. and CMS NOMECO International Transportation, Inc. consolidated.

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)



                                                  CMSG          CMSG                    CMSG                     Oxford
                                    CMS          Honey         Filer       CMSG       Grayling      CMSG          Tire
                                Generation        Lake          City     Holdings     Holdings    Operating      Supply
                                  Co.(6)        Company         Inc.     Company       Company     Company        Inc.
Balance at January 1, 1997          $ (122)      $   11       $    4       $  (11)      $   (1)      $    1      $   (3)

Net Income (Loss)                       42            5            2           (1)           1            1           -

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                 76            2            2            -            2            2           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        76            2            2            -            2            2           -
                                    ------       ------       ------       ------       ------       ------      ------
Adjustments to Retained Earnings         1            -            -            -            -            -           3
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $ (155)      $   14       $    4       $  (12)      $   (2)      $    -      $    -
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                               HYDRA-CO    Centrales      Mid-          CMS          CMS         CMS
                                    CMS         Enter-      Termicas    Michigan    Generation    Resource   Generation
                                Generation      prises      Mendoza    Recycling     Grayling     Develop.    Inv. Co.
                                    S.A.        Consol.       S.A.       L.L.C.       Company       Company       I
Balance at January 1, 1997          $    1       $  (17)      $   (2)      $   (1)      $   (2)      $   (1)     $    2

Net Income (Loss)                       (2)          10            1            -            -            3         (27)

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                  -           44            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
                                         -           44            -            -            1            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Adjustments to Retained Earnings         -            -            -            1            -            -           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $   (1)      $  (51)      $   (1)      $    -       $   (3)      $    2      $  (25)
                                    ======       ======       ======       ======       ======       ======      ======



                          (Continued on Following Page)

                             CMS GENERATION COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                   CMS                                     CMS         Inter-        CMS
                                Generation       CMSG         CMSG     Generation     company     Generation
                                   Cebu       Pinamucan      Altoona    Inv. Co.      Elimina-     Company
                                    LDC           LDC        Company       III         tions        Consol.
Balance at January 1, 1997          $    1       $    -       $    -       $    -       $   19       $ (121)

Net Income (Loss)                        2           (1)           1            2            5           44

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -
   Preferred Stock                       -            -            -            -            -            -
   Associated Companies                  -            -            -            -          (53)          76
                                    ------       ------       ------       ------       ------       ------
                                         -            -            -            -          (53)          76
                                    ------       ------       ------       ------       ------       ------
Adjustments to Retained Earnings         -            -            -            -           (5)           -
                                    ------       ------       ------       ------       ------       ------
Balance at December 31, 1997        $    3       $   (1)      $    1       $    2       $   72       $ (153)
                                    ======       ======       ======       ======       ======       ======

[FN]

(6) Represents CMS Generation Company, CMSG GP Company, CMSG Filer City Operating Company, CMSG Mon Valley Company, CMSG Genesee Company, CMSG Recycling Company, CMSG Lyonsdale Company, CMSG Chateaugay Company, CMSG Investment Company II, CMSG Cebu Operating LDC Company, CMSG Horizon Energy Holdings, Ltd., Jegurupadu CMS Generation Company Ltd., CMSG Montreal Company, OTR of Bloomfield, Inc., OTR of Massachusetts, Inc., Oxford/CMS Development L.P. and CMS Ensenada S.A. consolidated with HYDRA-CO Enterprises, Inc. included on the equity method of accounting.

                           HYDRA-CO ENTERPRISES, INC.
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                 HYDRA-CO                     CMS          New          HCE         Inter-   HYDRO-CO
                                  Enter-         HCE      Generation      Bern       Rockfort      company    Enter-
                                  prises,      Hudson,     Oper. Co.     Project      Diesel,      Elimina-   prises
                                  Inc.(7)        Inc.          II       Mgt. Inc.       Inc.        tions      Consol.
Balance at January 1, 1997          $  (16)      $    1       $   (3)      $    1       $    -       $    -      $  (17)

Net Income (Loss)                       10            1            1            -            1           (3)         10

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                 44            -            -            -            -            -          44
                                    ------       ------       ------       ------       ------       ------      ------
                                        44            -            -            -            -            -          44
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $  (50)      $    2       $   (2)      $    1       $    1       $   (3)     $  (51)
                                    ======       ======       ======       ======       ======       ======      ======

[FN]

     (7) Represents HYDRA-CO Enterprises, Inc., HCE Jamaica Development, Inc., HCE Jamaica, Inc., HCE Lakewood, Inc., Lakewood Project Management Inc., HCE Appomattox, Inc. and HCE Imperial Valley, Inc. consolidated.

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)


                                 CMS Gas                       CMS         CMS       CMS Gas         CMS
                              Transmission        CMS        Saginaw       Gas     Transmission    Jackson     Petal
                                & Storage       Antrim         Bay      Argentina    del Sur      Pipeline   Gas Storage
                                Company(8)      Company      Company     Company     Company       Company    Company
Balance at January 1, 1997          $   14       $   14       $    1       $    5       $    -       $    1      $   (1)

Net Income (Loss)                       21            4            -           12            3            -           1

Less Dividends Paid
   Common Stock                          -            -            -            -            -            -           -
   Preferred Stock                       -            -            -            -            -            -           -
   Associated Companies                 11            2            2            3            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
                                        11            2            2            3            -            1           -
                                    ------       ------       ------       ------       ------       ------      ------
Balance at December 31, 1997        $   24       $   16       $   (1)      $   14       $    3       $    -      $    -
                                    ======       ======       ======       ======       ======       ======      ======




                          (Continued on Following Page)

                    CMS GAS TRANSMISSION AND STORAGE COMPANY
                  Consolidating Statement of Retained Earnings
                                December 31, 1997
                                  (In Millions)
                         (Continued from Previous Page)


                                 Cherokee        CMS       Inter-      CMS Gas
                                    Gas      Grand Lacs   Company     Tran. & Stor.
                                Processing     Holding    Elimina-     Company
                                   L.L.C.      Company     tions       Consol.
Balance at January 1, 1997          $    1       $    1       $  (22)      $   14

Net Income (Loss)                        7            1          (28)          21

Less Dividends Paid
   Common Stock                          -            -            -            -
   Preferred Stock                       -            -            -            -
   Associated Companies                  3            -          (11)          11
                                    ------       ------       ------       ------
                                         3            -          (11)          11
                                    ------       ------       ------       ------
Balance at December 31, 1997        $    5       $    2       $  (39)      $   24
                                    ======       ======       ======       ======


[FN]

(8) Represents CMS Gas Transmission and Storage Company, CMS Saginaw Bay Lateral Company and CMS Gulf Coast Storage Company consolidated.

                                    EXHIBIT B

                       Exhibit B - Financial Data Schedule
                       CMS Energy Corporation consolidated
                          Year Ended December 31, 1997
                              (Millions of Dollars)


         Total Assets                         $9,793

         Total Operating Revenue              $4,787

         Net Income                           $  268

                                    EXHIBIT C


An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                      CMESCO ENERGY SERVICE COMPANY LIMITED
                                    (CMESCO)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                                     *
                                     *
                                     *
                               CMS Generation Co.
                                     *
                                     *
                                     *
                       CMS Generation Investment Company I
                                     *
                                     * 50%
                                     *
                      CMESCO Energy Service Company Limited


CMS Generation Investment Company I, owned 100% by CMS Generation Co., owns 50% CMESCO Energy Service Company Limited, the EWG. (The EWG application is pending as of the date of this statement.)

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.






                       CMS ENSENADA S.A.
                          (Ensenada)


                   CMS Energy Corporation
                              *
                              *
                              *
                   CMS Enterprises Company
                              *
                              *
                              *
                              CMS Generation Co.
                              *                *
                              * 99%            *
                              *                *
                              *       *  CMS Generation Holdings Company
                              *   1% *         *
                              *     *          *
                              *    *           *
                    CMS Operating S.A.         * 1%
                        |     *                *
             Operator   |     * 99%            *
                        |     *                *
                        --------- CMS Ensenada S.A.


CMS Operating S.A., which is 99% owned by CMS Generation Co., owns 99% of CMS Ensenada S.A., the EWG. CMS Generation Holdings Co., which is owned 100% by CMS Generation Co., owns 1% of CMS Ensenada S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.







                  CMS GENERATION CEBU LIMITED DURATION COMPANY
                                     (Cebu)
                                       and
             CMS GENERATION CEBU OPERATING LIMITED DURATION COMPANY
                                (Cebu Operating)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                            CMS Enterprises Company
                                     *
                                     *
                                     *
                            CMS Generation Co.
                            *                  *
                            *                  *
                            *                  *
CMS Generation Investment Co. I      CMS Generation Investment Co. II
                * 99%        * 99%       * 1%       * 1%
                *              *       *            *
                *                *   *              *
                *                  *                *
                *               *     *             *
   CMS Generation Cebu Limited         CMS Generation Cebu Operating
         Duration Company                   Limited Duration Company
                *                      |
                *                      | Operator
                * 47.5%                |
                Toledo Power Company


CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., owns 99% and 1%, respectively, CMS Generation Cebu Limited Duration Company, the EWG.

CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., owns 99% and 1%, respectively, CMS Generation Cebu Operating Limited Duration Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                        CMS MOROCCO OPERATING COMPANY SCA
                                  (CMS Morocco)


                             CMS Energy Corporation
                                       *
                                       *
                                       *
                             CMS Enterprises Company
                                       *
                                       *
                                       *
                               CMS Generation Co.
                               *           *
                          *                *
                       *                   *
* * CMS International Operating   CMS Generation Investment Company I      * *
*             Company                                                        *
*  .1%         * 99%      * 50%       * 50%                               1% *
*                         *                                                  *
*              *          *           *                                      *
*              *   CMS Generation Jorf Lasfar III Limited Duration Company   *
*              *          * 1%                           * .1%               *
*              *          *                              *                   *
*              *          *                              *                   *
*              Jorf Lasfar Operations Handelesbolag      *                   *
*                                     * 99.7%            *                   *
*                                     *                  *                   *
*                                     *                  *                   *
* * * * * * * * * CMS Morocco Operating Company SCA* * *                     *
                                                   *                         *
                                                   * * * * * * * * * * * * * *

Jorf Lasfar Operations Handelesbolag owned 99% by CMS International Operating Company and 1% by CMS Generation Jorf Lasfar III Limited Duration Company, owns 99.7% of CMS Morocco Operating Company SCA ("CMS Morocco"), the EWG. CMS International Operating Company and CMS Generation Investment Company I, each owned 100% by CMS Generation Co., each own .1% of CMS Morocco, the EWG. CMS Generation Jorf Lasfar III Limited Duration Company, owned 50% by CMS International Operating Company and 50% by CMS Investment Company I, owns .1% of CMS Morocco, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.



                                 CMS OPERATING S.A.


                               CMS Energy Corporation
                                        *
                                        *
                                        *
                                CMS Enterprises Company
                                        *
                                        *
                                        *
                        *****    CMS Generation Co.
                        *     *                     *
                        *     *                     *
                        *     *                     *
CMS Generation Holdings       *                     *
        Company         *     *                     *
                        * 1%  *                     *
                        *     * 99%                 * 99%
                CMS Operating S.A.              CMS Centrales Termicas S.A.
Operating &   | *        |    *                     *
Maintenance-  | *        |    *                     *
 Agreement    | * 99%    |  | * 99%                 *  1%
              | *        |  |Cuyana S.A. de Inversiones
CMS Ensenada S.A.        |  |               *
                         |  |--Consulting   *
                         |  |   Agreement   * 80.55%
        Consulting       |  |               *
         Agreement---    |  |-----Centrales Termicas Mendoza, S.A.
       (Jan-May 1997)    |
                    |
Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEER)

CMS Generation Co. and CMS Generation Holdings Company own 99% and 1%, respectively, CMS Operating S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.


                CMS GENERATION PINAMUCAN LIMITED DURATION COMPANY
                                   (Pinamucan)
                                       and
           CMS GENERATION PINAMUCAN OPERATING LIMITED DURATION COMPANY
                              (Pinamucan Operating)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                                     *
                                     *
                                     *
                               CMS Generation Co.
                                 *           *
                                 *           *
                                 *           *
CMS Generation Investment Co. I           CMS Generation Investment Co. II
                    * 99%            * 99%          * 1%          * 1%
                    *                   *        *                *
                    *                       *                     *
                    *                   *        *                *
         CMS Generation Pinamucan    CMS Generation Pinamucan
             Limited Duration Company    Operating Limited Duration Company
                                *                          |
                                44%*                       |
                                         *                 | Operator
                                         Magellan Cogeneration Inc.


CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., owns 99% and 1%, respectively, CMS Generation Pinamucan Limited Duration Company, the EWG.

CMS Generation Investment Company I and CMS Generation Investment Company II, each owned 100% by CMS Generation Co., owns 99% and 1%, respectively, CMS Generation Pinamucan Operating Limited Duration Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                      CENTRALES TERMICAS SAN NICOLAS, S.A.
                                     (CTSN)

                             CMS Energy Corporation
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                                     *
                                     *
                                     *
                               CMS Generation Co.
                                     *
                                     *
                                     * .1%
                       CMS Generation San Nicolas Company
                                     *
                                     *
                                     * .1%
                         Inversora de San Nicolas, S.A.
                                     *
                                     *
                                     * 88%
                      Centrales Termicas San Nicolas, S.A.


CMS Generation San Nicolas Company, owned .1% by CMS Generation Co., owns .1% of Inversora de San Nicolas, which in turn owns 88% of Centrales Termicas San Nicolas, S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

            Empresa Distribuidora de Electricidad de Entre Rios S.A.
                                     (EDEER)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                            *                     *
                            *                     *
                            *                     *
                            *                     *
            _ _   CMS Electric and Gas Company    CMS Generation Co.
           |      *                                     *
Consulting|       *                                     *
Agreement |       * 40%                                 * 99%
(May-Dec, |       *                                     *
 1997)     |      *                                     *
           |      Inversora en Distribucion de Entre Rios S.A.
           |                     CMS Operating S.A.
           |                     *                               |
           |                     *                               | Consulting
           |                     *   90%                         | Agreement
           |                     *                               | (Jan- May,
           |                     *                               |  1997)
           |_ _    Empresa Distribuidora de Electricidad de Entre Rios S.A.


CMS Electric and Gas Company, which is 100% owned by CMS Enterprises Company, owns 40% of Inversora en Distribucion de Entre Rios S.A., which owns 90% of Empresa Distribuidora de Electricidad de Entre Rios S.A., the foreign utility company.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                             GVK INDUSTRIES LIMITED
                                      (GVK)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                                     *
                                     *
                                     *
                               CMS Generation Co.
                                     *
                                     *
                                     *
                      CMS Generation Investment Company III
                                     *
                                     *
                                     *
                     Jegurupadu CMS Generation Company Ltd.
                                     *
                                     * 18.75%
                                     *
                               GVK Industries Ltd.


Jegurupadu CMS Generation Company Ltd., owned 100% by CMS Generation Investment Company III, owns 18.75% GVK Industries Ltd., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                         HIDROELECTRICA EL CHOCON, S.A.
                                (Hidroelectrica)


        CMS Energy Corporation
                    *
                    *
                    *
        CMS Enterprises Company
                    *
                    *
                    *
***     CMS Generation Co.
*                   *
*                   *
*                   * (99%)
*   CMS Generation, S.A.
*                       *
*                       *
*                       * 25%
*                   Hidroinvest, S.A.
*                       *
*                       *
* 2.48%                 * 59%
***************Hidroelectrica El Chocon, S.A.


CMS Generation Co. directly owns 2.48% of Hidroelectrica El Chocon, S.A. CMS Generation, S.A., owned 99% by CMS Generation Co., owns 25% of Hidroinvest which in turn owns 59% of Hidroelectrica El Chocon, S.A., the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                      JAMAICA PRIVATE POWER COMPANY LIMITED
                             (Jamaica Private Power)
                                       and
                         Private Power Operators Limited
                            (Private Power Operators)


                             CMS Energy Corporation
                                          *
                                          *
                                          *
                             CMS Enterprises Company
                                          *
                                          *
                                          *
                               CMS Generation Co.
                                          *
                                          *
                                          *
                           HYDRA-CO ENTERPRISES, INC.
                            *                  *
                        *                           *
                    *                                   *
CMS Generation Operating Company II, Inc.           HCE-Rockfort Diesel, Inc.
               *                                            *
               *                                            * 43.93%
               *                                            *
        HCO-Jamaica, Inc.                           Jamaica Private Power
               *                                      Company Limited
               * 50%
               *
Private Power Operators Limited
           (Operator)

HCE-Rockfort Diesel, Inc., owned 100% by HYDRA-CO Enterprises, Inc., owns 43.93% Jamaica Private Power Company Limited, the EWG.

HCO-Jamaica, Inc., owned 100% by CMS Generation Operating Company II, Inc., owns 50% of Private Power Operators Limited, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                  JEGURUPADU OPERATING AND MAINTENANCE COMPANY
                             (Jegurupadu Operating)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                                     *
                                     *
                                     *
                               CMS Generation Co.
                              *                 *
                              *                 *
                              *                 *
CMS Generation Investment Co. I           CMS Generation Investment Co. II
* 99%                            99% *          * 1%             * 1%
*                                         *   *                  *
*                                         *   *                  *
*                                    *          *                *
CMS Generation Jegurupadu I               CMS Generation Jegurupadu II
    Limited Duration Company              Limited Duration Company
                        *                 *
                    50% *                 * 50%
                        Jegurupadu O&M Company Mauritius
                                     *
                                     * 60%
                                     *
                        Jegurupadu Operating and Maintenance Company
                                     | (Operator)
                                     |
                                     |
                             GVK Industries Ltd.


Jegurupadu O&M Company Mauritius, owned 50% by CMS Generation Jegurupadu I Limited Duration Company and 50% by CMS Generation Jegurupadu II Limited Duration Company, owns 60% of Jegurupadu Operating and Maintenance Company, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                         JORF LASFAR ENERGY COMPANY SCA
                                  (Jorf Lasfar)


                             CMS Energy Corporation
                                     *
                                     *
                                     *
                             CMS Enterprises Company
                                     *
                                     *
                                     *
                               CMS Generation Co.
                              *           *
                        *                     *
                    *                           *
CMS Generation Investment Company I  CMS Generation Investment Company II
        * 99%                 * 99%           * 1%                   * 1%
        *                            *        *                      *
        *                                 *                          *
        *                            *        *                      *
CMS Generation Jorf Lasfar I Limited      CMS Generation Jorf Lasfar II
        Duration Company  50% *      *        * 50% Limited Duration Company
                 * 50%        *           *   *          * 50%
                 *            *      *        *          *
                 *            *   *50%        *  *50%    *
                 *            *               *          *
                 *          * *               *        * *
Jorf Lasfar Handelsbolag Jorf Lasfar I HB Jorf Lasfar Power Energy HB
        * 2%                      * 25%              * 23%
          *                       *                  *
            *                     *                  *
              *  *  * Jorf Lasfar Energy Company SCA

Jorf Lasfar Handelsbolag, Jorf Lasfar I HB and Jorf Lasfar Power Energy HB, each owned 50% by CMS Generation Jorf Lasfar I Limited Duration Company and each owned 50% by CMS Generation Jorf Lasfar II Limited Duration Company, owns 2%, 25% and 23%, respectively, Jorf Lasfar Energy Company SCA, the EWG.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                           LAKEWOOD COGENERATION, L.P.
                                   (Lakewood)
                                       and
                    CMS Generation Operating Company II, Inc.
                           (CMSG Operating Company II)

                             CMS Energy Corporation
                                        *
                                        *
                                        *
                             CMS Enterprises Company
                                        *
                                        *
                                        *
                               CMS Generation Co.
                                        *
                                        *
                                        *
           ----------        HYDRA-CO Enterprises, Inc.
           |                           *                *
           |                           *                *
CMS Generation Operating               *                *
 Company II, Inc. (1)                  *                *
      (Operator)                       *                *
           |                           *                *
           |                           *                *
           |                 HCE-Lakewood, Inc.         *
           |                           *                *
           |                           *                *
           |                           *  1%            * 44%
           ----------        Lakewood Cogeneration, L.P.


HYDRA-CO Enterprises, Inc., the wholly owned subsidiary of CMS Generation Co., owns 100% of HCE-Lakewood, which in turn owns 1% of Lakewood Cogeneration, L.P., the EWG. Additionally, HYDRA-CO Enterprises, Inc., directly owns 44% of Lakewood Cogeneration, L.P., the EWG, and owns 100% of CMS Generation Operating Company II, Inc.

-------------------------

(1) CMS Generation Operating Company II, Inc. filed for EWG status after the reporting period of December 31, 1997.

An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.



                                 LOY YANG POWER
                                   (Loy Yang)


                             CMS Energy Corporation
                                      *
                                      *
                                      *
                             CMS Enterprises Company
                                      *
                                      *
                                      *
                               CMS Generation Co.
                                     *              *
                                 *                      *
                            *                               *
CMS Generation Loy Yang Holdings 1 Ltd.   CMS Generation Loy Yang
                                                    Holdings 2 Ltd.
                    *                                        *
                    *                                        *
                    *                                        *
Horizon Energy Holdings Ltd.      CMS Generation Horizon Energy Holdings Ltd.
               25%  *                               * 25%
                         *                     *
                             *            *
                             Loy Yang Power


Horizon Energy Holdings Ltd., owned 100% by CMS Generation Loy Yang Holdings 1 Ltd., owns 25% of Loy Yang Power, the foreign utility company. CMS Generation Horizon Energy Holdings Ltd., owned 100% by CMS Generation Loy Yang Holdings 2 Ltd., owns 25% of Loy Yang Power, the foreign Utility company.